FS ENERGY AND POWER FUND 8-K

Exhibit 10.1

EXECUTION VERSION

TERM LOAN AND SECURITY AGREEMENT

dated as of November 6, 2015

among

FOXFIELDS FUNDING LLC, as the Company,

THE OTHER LOAN PARTIES
SIGNATORY HERETO FROM TIME TO TIME,

VARIOUS LENDERS,

and

FORTRESS CREDIT CO LLC,
as the Administrative Agent.

$125,000,000 Senior Secured Term Loan Facility

(i)

5.04	Binding Effect	43
5.05	No Material Adverse Effect	43
5.06	Litigation	43
5.07	No Default	43
5.08	Taxes	43
5.09	ERISA	44
5.10	Company Information; Subsidiaries, Etc	44
5.11	Purpose of Term Loans; Margin Regulations; Investment Company Act; Public Utility Holding Company Act	44
5.12	No Indebtedness	45
5.13	Disclosure	45
5.14	Compliance with Laws	46
5.15	Business	46
5.16	Perfected Lien	46
5.17	Title; Sufficiency; No Liens	47
5.18	[Intentionally Reserved.]	47
5.19	Capitalization; Solvency	47
5.20	Brokers and Financial Advisors	47
5.21	Subject Investment Pool; Portfolio Investments	47
5.22	Separate Legal Entity	48
5.23	[Intentionally Reserved.]	49
5.24	Intellectual Property	49
5.25	Patriot Act	49
5.26	OFAC	49

ARTICLE VI.	AFFIRMATIVE COVENANTS	50

6.01	Financial Statements	50
6.02	Certificates; Other Information	51
6.03	Notices	52
6.04	Payment of Obligations	53
6.05	Preservation of Existence, Etc	53
6.06	Preservation of Separate Existence	53
6.07	Compliance with Laws	54
6.08	Books and Records	54
6.09	Inspection Rights	54
6.10	Collections	55
6.11	Securities and Investments	56
6.12	Portfolio Investments	56
6.13	Ownership	57
6.14	Taxes	57
6.15	Post-Closing Matters	57
6.16	New Subsidiaries	58
6.17	Collection of Portfolio Investments	58
6.18	Insurance	58
6.19	Location of Collateral	58

(ii)

ARTICLE VII.	NEGATIVE COVENANTS	59

7.01	Indebtedness	59
7.02	Liens	59
7.03	Fundamental Changes	59
7.04	Investments	59
7.05	Dispositions	59
7.06	Restricted Payments	60
7.07	Change in Nature of Business	60
7.08	Transactions with Affiliates	60
7.09	Burdensome Agreements	60
7.10	Use of Proceeds	60
7.11	Amendments to Organizational Documents; Investment Management Agreement; Custodial Agreement	60
7.12	Change in Payment Instructions to Obligors	61
7.13	Issuance of Capital Stock; Subsidiaries	61
7.14	Amendments to Investment Guidelines and Prospectus	61
7.15	ERISA	61
7.16	Financial Covenants	61
7.17	Investment Sub-Advisor	63

ARTICLE VIII.	SECURITY FOR OBLIGATIONS	63

8.01	Grant of Lien	63
8.02	Negotiable Collateral	64
8.03	Collection of Accounts, General Intangibles, and Negotiable Collateral Following an Event of Default	64
8.04	Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required	64
8.05	Power of Attorney	65
8.06	[Intentionally Reserved.]	66
8.07	Control Agreements	66
8.08	Servicing of Portfolio Investments	66
8.09	Loan Parties’ Perfection	67
8.10	Portfolio Investment Documents	67
8.11	Release of Portfolio Investments; Foreclosed Property	67

ARTICLE IX.	EVENTS OF DEFAULT AND REMEDIES	67

9.01	Events of Default	67
9.02	Remedies Upon Event of Default	70
9.03	Application of Funds	71
9.04	Special Rights of the Administrative Agent in respect of Portfolio Investments	72

ARTICLE X.	RIGHT TO CURE; REMEDIES; STANDARD OF CARE	72

10.01	Right to Cure	72
10.02	Remedies	73
10.03	[Intentionally Reserved.]	74
10.04	Standard of Care; Administrative Agent May Perform	74

(iii)

ARTICLE XI.	ADMINISTRATIVE AGENT	75

11.01	Appointment and Authorization of Administrative Agent	75
11.02	Delegation of Duties	75
11.03	Liability of Administrative Agent	75
11.04	Reliance by Administrative Agent	76
11.05	Notice of Default	76
11.06	Credit Decision; Disclosure of Information by Administrative Agent	77
11.07	Indemnification of Administrative Agent	77
11.08	Administrative Agent in its Individual Capacity	78
11.09	Successor Administrative Agent	78
11.10	Administrative Agent May File Proofs of Claim	79
11.11	Collateral Matters	79
11.12	Duties in the Case of Enforcement	80

ARTICLE XII.	MISCELLANEOUS	80

12.01	Amendments, Etc	80
12.02	Notices and Other Communications; Facsimile Copies	81
12.03	No Waiver; Cumulative Remedies	82
12.04	Attorney Costs, Expenses and Taxes	83
12.05	Indemnification	83
12.06	Payments Set Aside	84
12.07	Successors and Assigns	84
12.08	Confidentiality	87
12.09	Set-off	88
12.10	Interest Rate Limitation	88
12.11	Counterparts	88
12.12	Integration	88
12.13	Survival of Representations and Warranties	88
12.14	Severability	89
12.15	Tax Forms	89
12.16	Governing Law; Consent to Jurisdiction	91
12.17	Waiver of Right to Trial by Jury and Other Rights	92
12.18	Time of the Essence	92
12.19	Limitation of Liability	93
12.20	ENTIRE AGREEMENT	93

(iv)

APPENDICES

Appendix A      Term Loan Commitments

SCHEDULES

Schedule 4.01(c)	-	Closing Date Deposit Accounts and Securities Accounts
Schedule 5.10(a)	-	Loan Party Information
Schedule 5.17	-	Initial Subject Investment Pool and other Portfolio Investments
Schedule 6.15	-	Consents
Schedule 12.02	-	Notice Addresses

EXHIBITS

Exhibit A	-	[Intentionally Reserved]
Exhibit B	-	Form of Assignment and Assumption
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Filing Offices
Exhibit E	-	Form of Funding Notice
Exhibit F	-	Form of Term Loan Note
Exhibit G	-	Form of Monthly Report
Exhibit H	-	Form of Conversion/Continuation Notice
Exhibit I	-	[Intentionally Reserved]
Exhibit J	-	Form of Account Summary Report

(v)

TERM LOAN AND SECURITY AGREEMENT

This TERM LOAN AND SECURITY AGREEMENT is entered into as of November 6, 2015, by and among FOXFIELDS FUNDING LLC, a Delaware limited liability company (the “Company”), any other Loan Parties (as hereinafter defined) who become party hereto from time to time, THE LENDERS FROM TIME TO TIME PARTY HERETO and FORTRESS CREDIT CO LLC, as the Administrative Agent (as hereinafter defined).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01;

WHEREAS, the Lenders have agreed to extend up to $125,000,000 in Term Loan Commitments to the Company on the Closing Date, the proceeds of which will be used solely for the general corporate purposes of the Company in the ordinary course of business, including making Permitted Distributions and the acquisition and funding of Portfolio Investments, as well as to pay transaction costs and expenses in connection with the transactions evidenced by this Agreement and the other Loan Documents;

WHEREAS, the Company has agreed to secure all of its Obligations by Granting to the Administrative Agent, for the benefit of the Lenders, subject to the exceptions and qualifications set forth herein, a first priority Lien on substantially all of its assets, including without limitation, the Subject Investment Pool and the Capital Stock of its Subsidiaries;

WHEREAS, FS ENERGY AND POWER FUND, a Delaware statutory trust (“FSEP”), has agreed to guaranty the Obligations of the Company and the other Loan Parties on the terms set forth in its respective Guaranty;

WHEREAS, FSEP has agreed to secure its Obligations under its respective Guaranty by Granting to the Administrative Agent, for the benefit of the Lenders, a first priority Lien on all of the Capital Stock of the Company;

WHEREAS, each other Loan Party has agreed to guaranty the Obligations of the Company and the other Loan Parties on the terms set forth in its respective Guaranty; and

WHEREAS, each such Loan Party has agreed to secure its Obligations hereunder and under its respective Guaranty by Granting to the Administrative Agent, for the benefit of the Lenders, a first priority Lien on substantially all of its respective assets, including without limitation, the Subject Investment Pool;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01      Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Use” has the meaning ascribed to such term in Section 12.08.

“Actual/360 Basis” means on the basis of a 360-day year and charged on the basis of actual days elapsed for any period for which interest or any other applicable amount is calculated.

“Actual/365 Basis” means on the basis of a 365/366-day year and charged on the basis of actual days elapsed for any period for which interest or any other applicable amount is calculated.

“Additional Documents” has the meaning ascribed to such term in Section 8.04(c).

“Adjusted LIBO Rate” means, with respect to any Term Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the LIBO Rate for such Interest Period, or (b) three-quarters of one percent (0.75%).

“Administrative Agent” means Fortress Credit Co LLC, in its capacity as the contractual representative of the Lenders to the extent and in the manner provided in Article XI, or any successor in such capacity appointed pursuant to Section 11.09.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02, or such other address or account as to which the Administrative Agent may from time to time notify the Company and the Lenders.

“Affected Lender” has the meaning ascribed to such term in Section 3.08(a).

“Affiliate” means, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and, solely for the purposes of Section 7.08, any Person that is a manager, director or executive officer of, general partner in, or trustee of, the specified Person, or (ii) any Person who, directly or indirectly, is the legal or beneficial owner of or Controls 10% or more of any class of Capital Stock of the specified Person. For clarity, no Obligor shall be deemed an Affiliate of FSEP, any Loan Party or any Subsidiary of a Loan Party hereunder.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and such Affiliates.

“Agreement” means this Term Loan and Security Agreement, as it may be amended, supplemented or otherwise modified from time to time.

2

“Asset Coverage Ratio” has the meaning ascribed to such term in Section 7.16.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form attached hereto as Exhibit B, with such amendments or modifications as may be approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external counsel (excluding, for clarity, charges and/or fees of in-house or internal counsel).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means a rate of interest equal to the greater of: (i) the per annum rate of interest announced, from time to time, within Wells Fargo Bank, N.A. at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo Bank, N.A.’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank, N.A. may designate; provided, however, that the Administrative Agent may, upon prior written notice to the Company, choose a reasonably comparable index or source to use as the basis for the Base Rate, or (ii) one and three-quarters percent (1.75%) per annum.

“BDC Election” has the meaning ascribed to such term in Section 5.11(c).

“Business Day” means any day which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by Law or other governmental action to close (i) in New York, New York, or (ii) in the case of a Business Day which relates to the LIBO Rate, in London, England.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, trust interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, trust or equivalent entity, whether voting or non-voting, and any warrant or other option to purchase any of the above.

“Cash” means Money or a credit balance in a Deposit Account or a Securities Account.

“Cash Equivalents” means, as at any date of determination, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition of such Cash Equivalents; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either S&P or Moody’s; (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing no more than one (1) year after issuance; and (d) money market funds and mutual funds at least ninety-five percent (95%) of the assets of which constitute Cash and Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

3

“Change of Control” means an event or series of events by which:

(a)      FSEP shall cease (i) to beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Capital Stock of the Company, or (ii) to be the Investment Manager for the Company and each of its Subsidiaries; or

(b)      FS Investment Advisor, LLC, a Delaware limited liability company, ceases to be (i) a registered “Investment Advisor” under the Investment Advisers Act of 1940, as amended (a Person, in such capacity, an “Investment Advisor”), or (ii) the Investment Advisor for FSEP; or

(c)      other than with respect to a transaction permitted in accordance with the terms hereof, the Company ceases to beneficially own and control 100% on a fully-diluted basis of the economic and voting interests in the Capital Stock of any of its Subsidiaries.

“Closing Date” means the first date all of the conditions precedent in Section 4.01 are satisfied or waived in writing and the initial Term Loans are made hereunder.

“Closing Letter” means that certain letter agreement, dated the Closing Date, between the Administrative Agent and the Company.

“Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter and any successor statute.

“Collateral” means, collectively, (i) all of the Company’s and each other Loan Party’s right, title and interest in, to and under (in each case whether now owned or hereafter created or acquired) (a) the Subject Investment Pool, including all Portfolio Investments and all Portfolio Investment Documents related thereto; (b) each Deposit Account, Securities Account and any other account established by the Company (including, without limitation, the Collection Account) or such Loan Party; (c) all funds, financial assets or other items or property on deposit in the accounts described in clause (b), together with all certificates and instruments, if any, from time to time evidencing such accounts, and funds, financial assets, Cash or other items or property on deposit therein, and interest, dividends, Moneys, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of any or all of the foregoing; (d) all Related Security; (e) all of the Company’s and such Loan Party’s books and records (including computer tapes and disks) related to the foregoing; (f) all other personal, real and fixture property and any other assets of every kind and nature whatsoever (related to the foregoing or otherwise) of the Company and/or such Loan Party, including, without limitation, all instruments (including promissory notes and certificates evidencing Capital Stock), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights, goods (including equipment and inventory), commercial tort claims, securities and all other investment property (including the Capital Stock of each of the Subsidiaries of the Company (including the Tax Blocker Subsidiaries)), supporting obligations, any other contract rights or rights to the payment of Money, insurance claims and Proceeds, all Foreclosed Property and all general intangibles (including all payment intangibles, the Investment Management Agreement and the Custodial Agreement); and (g) all Collateral Revenues and other Proceeds of any and all of the foregoing, and (ii) the Pledged Equity Interests. Notwithstanding the foregoing, in no event shall the term “Collateral” include any Excluded Assets.

4

“Collateral Documents” means this Agreement, the Pledge Agreement, each Deposit Account Control Agreement, each Securities Account Control Agreement and all other instruments, documents and agreements delivered by any Loan Party or any other Person pursuant to this Agreement or any of the other Loan Documents in order to Grant to the Administrative Agent, for the benefit of the Lenders, a Lien on any Collateral as security for the Obligations.

“Collateral Principal Revenues” means, with respect to any Portfolio Investment, those Collateral Revenues constituting collections or other payments of principal or return of capital that are payable or otherwise owing to a Loan Party or any Subsidiary of a Loan Party in respect of such Portfolio Investment.

“Collateral Questionnaire” means one or more perfection certificates in form reasonably satisfactory to the Administrative Agent that provides information with respect to the real, personal and mixed property of FSEP, each Loan Party and each Subsidiary of a Loan Party.

“Collateral Revenues” means, with respect to any Collateral, all interest, principal, return of capital (including all Collateral Principal Revenues), fees, income, reimbursements, dividends, distributions, rents, revenues, profits and earnings thereon or other monies or revenues derived therefrom however denominated and that are payable or otherwise owing to a Loan Party or any Subsidiary of a Loan Party (including, without limitation, all payments of principal, interest, return of capital, preferred return, dividends, fees or other amounts received under or with respect to the Portfolio Investments).

“Collection Account” means (i) collectively, those certain securities accounts, identified as a “Collection Account” on Schedule 4.01(c), in the name of the Company at the Custodian, which accounts shall at all times remain subject to a Securities Account Control Agreement, or (ii) any other Deposit Account or Securities Account consented to in writing by the Administrative Agent and for which prior to the usage thereof to receive Collateral Revenues, the applicable Loan Party, the Administrative Agent and the institution at which such account is to be established have entered into a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable.

“Commercial Tort Claim Assignment” has the meaning ascribed to such term in Section 8.04(b).

“Company” has the meaning ascribed to such term in the preamble hereto.

“Competitor” means, in reference to FSEP and the Company, any Person which competes directly with any Fund (including FSEP) or other investment vehicle sponsored by Franklin Square Holdings, L.P. and shall exclude, for the avoidance of doubt, (a) any bank, insurance company or commercial finance company which otherwise constitutes an Eligible Lender hereunder and (b) any Person approved (which approval may occur in advance and from time to time) by the Company (which approval shall not be unreasonably withheld, delayed or conditioned).

5

“Compliance Certificate” means a Compliance Certificate of the chief financial officer of the Company substantially in the form of Exhibit C attached hereto.

“Conflict” or “Conflicting” means, with respect to any Contractual Obligation, Organizational Document, requirement of Law, Consent and/or Other Action or any other item, any conflict with, breach of or default under, or any triggering of any remedial rights, benefits, or obligations under or in connection with, the terms of such item.

“Consent(s) and/or Other Action” means any consent, authorization, Judgment, directive, approval, License, certificate, registration, permit, exemption, filing, notice, declaration or other action by, with or to any Person.

“Contractual Obligation” means, as to any Person, any provision of any security issued (including interests in trusts) by such Person or of any agreement, instrument or writing to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by Contractual Obligation or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Collateral” means all Collateral with respect to which a Lien may be perfected by the secured party’s obtaining “control” of such Collateral within the meaning of the UCC.

“Conversion/Continuation Notice” means a notice substantially in the form of Exhibit H hereto delivered by the Company to the Administrative Agent in accordance with Section 2.04(e).

“Credit Protection Laws” means all federal, state and local Laws in respect of the business of extending credit to, or making Investments in, borrowers or other obligors, including without limitation, the Truth in Lending Act (and Regulations B and Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Real Estate Settlement Procedures Act, Home Mortgage Disclosure Act, Fair Housing Act, antidiscrimination and fair lending Laws, Laws relating to servicing procedures or maximum charges and rates of interest, predatory lending Laws, federal and state securities laws and other similar Laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Cure Amount” has the meaning ascribed to such term in Section 7.16.

“Cure Deadline” has the meaning ascribed to such term in Section 7.16.

“Cure Right” has the meaning ascribed to such term in Section 7.16.

6

“Custodial Agreement” means that certain Custodian Agreement, dated as of December 10, 2013, by and among the Custodian, the Loan Parties, the Subsidiaries of the Loan Parties and certain other Subsidiaries of FSEP, as the same exists on the Closing Date (including as the same was joined by the Company on or prior to the Closing Date) and as otherwise amended in accordance with the terms hereof and thereof.

“Custodian” means State Street Bank & Trust Company, in its capacity as Custodian under and pursuant to the Custodial Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, as of any date of determination, a rate per annum equal to the sum of (i) the Interest Rate plus (ii) 2.00%.

“Deposit Account” shall have the meaning accorded to such term in the UCC.

“Deposit Account Control Agreement” means, with respect to any Deposit Account, any control agreement or other similar agreement between each applicable depositary bank, the applicable Loan Party and the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, providing for such depositary bank’s agreement to comply with the instructions of the Administrative Agent with respect to such Deposit Account after the occurrence and during the continuance of an Event of Default, in any case, without the further Consent(s) and/or Other Action of, or notice to, the applicable Loan Party.

“Discounted Value” has the meaning ascribed to such term in Section 2.03(b).

“Disposition” or “Dispose” means, with respect to any property, assets, obligations or other items, the sale, assignment, participation, conveyance, transfer, license, lease, gift, encumbrance, abandonment or other disposition (including any sale and leaseback transaction) thereof by any Person, including any sale, contribution, assignment, transfer or other disposal, with or without recourse, of any notes or Capital Stock (including those evidencing Portfolio Investments) or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful Money of the United States.

“Eligible Lender” means (i) an Affiliate or Fund Affiliate of a Lender; (ii) a commercial bank organized under the Laws of the United States, or any State thereof, respectively, and having total assets in excess of $500,000,000; (iii) a savings and loan association or savings bank organized under the Laws of the United States or any State thereof, and having total assets in excess of $500,000,000; (iv) a finance company, insurance company or other financial institution (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; (v) a Fund; and (vi) any other Person approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed, subject to the terms of Section 12.07 hereof; provided, (x) neither FSEP nor any Affiliate of FSEP (including any Loan Party) nor (y) any Competitor of FSEP or the Company nor (z) any natural Person shall, in any event, be an Eligible Lender.

7

“Equity Investments” means those Portfolio Investments consisting of the purchase or other acquisition of Capital Stock or other securities of an Obligor or group of related Obligors.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common Control with FSEP, any Loan Party or any Subsidiary of a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Accounts” means, with respect to Deposit Accounts or Securities Accounts of the Loan Parties, any such Deposit Account(s) and/or Securities Account(s) (i) which constitute withholding tax or fiduciary account(s) of such Loan Party, in any case, opened and maintained in the ordinary course of business without violation of the terms hereof, (ii) which constitute “escrow” or analogous account(s) in which a Loan Party has an interest, in any case, opened and maintained in the ordinary course of business without violation of the terms hereof, or (iii) in which the aggregate value of deposits therein or other property therein or credited thereto, together with all other such Deposit Accounts and Securities Accounts under this clause (iii), does not at any time exceed $25,000.

“Excluded Assets” means (a) any Equity Investment issued by an Obligor (or any of its rights or interests thereunder) if the Grant of a security interest in such Equity Investment in favor of the Administrative Agent would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Loan Party therein (other than to the extent that any such term is rendered ineffective by Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code as in effect in the relevant jurisdiction), (b) any Excluded Account, (c) any Capital Stock directly held by a Loan Party in (i) an Obligor formed under the Laws of Canada in excess of 65% of any class of the Capital Stock of such Obligor, or (ii) a Tax Blocker Subsidiary formed under the Laws of Canada in excess of 65% of any class of the Capital Stock of such Tax Blocker Subsidiary, and (d) any Special Equity Interests designated by the Company in a written notice delivered to the Administrative Agent (it being understood that the Company may at any later time rescind any such designation by similar notice to the Administrative Agent).

8

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent or a Lender or required to be withheld or deducted from a payment to a Lender or the Administrative Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Administrative Agent or a Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between the Administrative Agent or a Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received payments under, engaged in any other transaction pursuant to or enforced any Loan Document); (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or a Term Loan Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Term Loans or a Term Loan Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Lender’s failure to comply with its obligations under Section 12.15, including in particular on the Closing Date; and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means (i) Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or other official interpretations thereof or official guidance with respect thereto, (ii) any agreements entered into pursuant to the foregoing, (iii) any intergovernmental agreements entered into in connection with the implementation of the foregoing and any treaty, law, regulation, or other official interpretation or guidance ratified, enacted or promulgated in any jurisdiction with respect to any such intergovernmental agreement or otherwise in connection with the implementation of the foregoing, and (iv) any agreements entered into with any government or taxation authority pursuant to any authority described in clause (iii).

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain letter agreement regarding fees, dated the Closing Date, between the Administrative Agent and the Company.

“Filing Collateral” means all Collateral with respect to which a Lien may be perfected by the filing of financing statements under the UCC.

“Filing Offices” means the filing offices listed on Exhibit D attached hereto.

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“Financing Statements” means the UCC financing statements naming the Company, FSEP and each other Loan Party, as applicable, as debtor, and the Administrative Agent, for the benefit of the Lenders, as secured party, and describing the applicable Collateral as the collateral.

“Foreclosed Property” means real property or personal property owned by a Loan Party or its designee (other than as an administrative agent or collateral agent for one or more lenders) that previously secured a Portfolio Investment and was acquired by such Loan Party or such designee as a result of foreclosure, deed-in-lieu-of-foreclosure, acceptance of collateral in full or partial satisfaction of a Portfolio Investment or other similar process in which such Loan Party or such designee obtained legal title to such real property or personal property following a default under such Portfolio Investment, together with all of such Loan Party’s or such designee’s now owned or hereafter acquired Proceeds thereof or interests in the improvements thereon, the fixtures attached thereto, the personal property located thereon and the easements and other appurtenances appurtenant thereto.

“Foreign Lender” has the meaning specified in Section 12.15.

“FRB” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto performing similar functions.

“FSEP” has the meaning ascribed to such term in the Recitals hereto.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Fund Affiliate” means, with respect to any Lender that is a Fund, any other Fund that invests in commercial loans or similar extensions of credit and is advised or managed by such Lender or an Affiliate of such Lender or by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Funding Notice” means a notice substantially in the form of Exhibit E attached hereto.

“GAAP” means generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board’s Accounting Standards Codification, as amended, or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, Taxing, regulatory or administrative powers or functions of government.

“Grant,” “Grants” or “Granting” means to grant, collaterally assign and/or pledge a security interest or Lien.

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“Guarantor” means FSEP and any other Person party to a Guaranty after the Closing Date.

“Guaranty” means, individually and collectively, (i) that certain Guaranty, dated as of the Closing Date, made by FSEP in favor of the Administrative Agent, for the benefit of the Lenders, and (ii) any other Guaranty entered after the Closing Date, made by a Guarantor in favor of the Administrative Agent, for the benefit of the Lenders.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness (as defined in clauses (i) through (vii) of the definition thereof) of another Person, if the purpose or intent of such Person in Incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged; provided, that, for clarity, the term “Guaranty Obligation” shall not include (a) endorsements for collection or deposit in the ordinary course of business or (b) customary indemnification agreements entered in the ordinary course of business.

“Increased Amount Date” has the meaning ascribed to such term in Section 2.08.

“Incremental Increase” has the meaning ascribed to such term in Section 2.08.

“Incur” means, with respect to any Indebtedness, to directly or indirectly create, incur, issue, assume or guaranty, or otherwise become directly or indirectly liable (contingently or otherwise) with respect to, such Indebtedness, and the terms “Incurred”, “Incurrence” and “Incurring” shall have meanings correlative thereto.

“Indebtedness” means, as applied to any Person and as determined in accordance with GAAP, (i) all indebtedness for borrowed Money, including senior and subordinated indebtedness and corporate debt and any working capital, liquidity or subscription agreement facilities, (ii) all notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed Money, (iii) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (a) due more than six (6) months from the date of Incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (iv) other obligations evidenced by bonds, debentures, notes, letters of credit, interest rate and currency swaps or other similar instruments, (v) all Capital Lease obligations and the present value of all future rental payments under all synthetic leases, (vi) obligations under any repurchase agreements or similar financing arrangements, (vii) all liabilities secured by a Lien on any property of such Person even though such Person has not assumed or otherwise become liable for the payment thereof (with the value of such liabilities being the lower of the outstanding amount of such liabilities or the fair market value of the property subject to such Lien), and (viii) all Guaranty Obligations. Notwithstanding the foregoing, for clarity, the term “Indebtedness” shall not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, or (y) a commitment arising in the ordinary course of business to make a future Portfolio Investment.

“Indemnified Liabilities” has the meaning set forth in Section 12.05.

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“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of FSEP, any Loan Party or any Subsidiary of a Loan Party under or with respect to any Loan Document.

“Indemnitees” has the meaning set forth in Section 12.05.

“Information” has the meaning ascribed to such term in Section 12.08.

“Interest Payment Date” means the tenth (10th) Business Day after the conclusion of each calendar quarter ending on March 31, June 30, September 30 and December 31 of each year, commencing after the conclusion of the calendar quarter ending on March 31, 2016.

“Interest Period” means, with respect to any Term Loan bearing interest by reference to the Adjusted LIBO Rate, (a) initially, the period commencing on the date such Term Loan is disbursed and ending on the day immediately preceding the first Business Day of the next succeeding calendar month, and (b) thereafter, the period commencing on the first Business Day of each calendar month and ending on the day immediately preceding the first Business Day of the next succeeding calendar month; provided, in any case, the final Interest Period hereunder shall end on and include the day of the payment in full of the Term Loans hereunder.

“Interest Rate” means, for any day, a rate per annum equal to, (i) with respect to Term Loans bearing interest by reference to the Adjusted LIBO Rate, the sum of (a) the Adjusted LIBO Rate, plus (b) 5.00%; or (ii) with respect to Term Loans bearing interest by reference to the Base Rate, the sum of (a) the Base Rate, plus (b) 4.00%.

“Investment” means, as to any Person, any acquisition or investment by such Person by means of (i) the purchase or other acquisition of Capital Stock or other securities of another Person, (ii) a loan, advance or capital contribution to, or purchase or other acquisition of any other Indebtedness of or equity participation or interest in, another Person, including any partnership interest in such other Person or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitutes a business unit.

“Investment Advisor” has the meaning ascribed to such term in the definition of the term “Change of Control”.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Guidelines” means the written investment objectives, policies, restrictions and limitations of FSEP set forth in the Prospectus, as the same (a) are applied to the Loan Parties and their Subsidiaries, and (b) exist on the Closing Date or are otherwise amended, modified or supplemented in accordance with the terms hereof.

“Investment Management Agreement” means that certain Investment Management Agreement, dated the Closing Date, between the Company (for itself and its Subsidiaries) and the Investment Manager, as the same has been collaterally assigned to the Administrative Agent, for the benefit of the Lenders.

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“Investment Manager” means FSEP, in its capacity as the Investment Manager under the Investment Management Agreement.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, order, writ, decision, decree, award or injunction of any Governmental Authority.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, Licenses, authorizations and permits of, and agreements with, any Governmental Authority, including, without limitation, the Credit Protection Laws and the Investment Company Act.

“Lender” means the Persons listed as a Lender on the signature pages to this Agreement and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, for any Interest Period with respect to any Term Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the rate published by Bloomberg (or, if such rate is not available, as published by Reuters) as one-month LIBOR on the date which is 2 Business Days prior to the first day of such Interest Period or, if such rate shall not be so quoted, the rate per annum at which (as determined by the Administrative Agent) Wells Fargo Bank, National Association is offered Dollar deposits at or about 11:00 A.M., London time, on such date by prime banks in the interbank eurodollar market for delivery on such day for a period of one month and in an amount comparable to the amount of such Term Loan. In the event that such rate does not appear or is not quoted as provided above, the LIBO Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying one-month LIBOR as selected by the Administrative Agent in its reasonable discretion in consultation with the Company.

“License” means with respect to any Person, any license, permit, directive, authorization, approval or stipulation required to operate such Person’s business.

“Lien” means (i) any mortgage, pledge, hypothecation, assignment for security, encumbrance, lien (statutory or other) or charge, in each case, in the form of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing), and (ii) any right of set off or offset, or other liens of any kind or nature whatsoever (including federal or state Tax liens). For the avoidance of doubt, the term “Lien” shall not include (x) in the case of Portfolio Investments that are loans or other debt obligations, restrictions on assignments or transfers thereof on customary and market-based terms pursuant to the Portfolio Investment Documents relating to such Portfolio Investment, and (y) in the case of Equity Investments, customary drag-along, tag-along, right of first refusal, restrictions on assignments or transfers and other similar rights in favor of other equity holders of the same Obligor.

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“Litigation” means any action, proceeding, litigation, investigation, arbitration, mediation, claim or Judgment.

“Loan Document” means any of this Agreement, the Term Loan Notes, the Collateral Documents, each Guaranty, the Fee Letter, the Closing Letter and all other documents, instruments or agreements required by this Agreement or any other Loan Document to be executed and delivered by FSEP, the Company, any other Loan Party or any other Person for the benefit of the Administrative Agent or any Lender in connection herewith or therewith.

“Loan Party” means the Company, any Guarantor (other than FSEP) and any other Person obligated with respect to the Obligations (whether primarily or as a guarantor or surety) after the Closing Date. For the avoidance of doubt, the term “Loan Party” shall exclude FSEP and each Tax Blocker Subsidiary.

“Margin Stock” shall have the meaning accorded to such term in Regulation U, T or X of the FRB, as amended.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, business, operations, assets or liabilities of any of FSEP, the Loan Parties or their respective Subsidiaries, taken as a whole, (b) a material impairment of the Collateral or the ability of FSEP or any Loan Party to perform its Obligations under any Loan Document, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against FSEP or any Loan Party of any Loan Document to which it is a party (other than solely as a direct result of any action or inaction of the Administrative Agent or any Lender).

“Material Event of Default” means any Event of Default arising under Section 9.01(a), Section 9.01(b) (to the extent the same arises from a breach of Section 7.16) or Section 9.01(e).

“Maturity Date” means November 6, 2020 or, if earlier, the date on which any Term Loan becomes due and payable in full, by acceleration or otherwise.

“Maximum Rate” has the meaning ascribed to such term in Section 12.10.

“Minimum Asset Coverage Ratio” has the meaning ascribed to such term in Section 7.16.

“Money” shall have the meaning accorded to such term in the UCC.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which FSEP, any Loan Party, any Subsidiary of a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

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“Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic and tangible chattel paper).

“New Law” has the meaning ascribed to such term in Section 3.04(a).

“Non-Equity Investments” means all Portfolio Investments that are not Equity Investments.

“Non-Recourse Party” has the meaning ascribed to such term in Section 12.19.

“Obligations” means all Term Loans to, and debts, liabilities and obligations of, FSEP, the Company or any other Loan Party (including in respect of their Subsidiaries) arising under or in connection with any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and any future advances thereon, renewals, extensions, modifications, amendments, substitutions and consolidations thereof, including each Loan Party’s obligations to pay (or reimburse the Administrative Agent and the Lenders for) for costs and expenses pursuant to Section 12.04 and Section 12.05 hereof and fees payable by the Company and the other Loan Parties as provided under Section 2.03 hereof, and including interest and fees that accrue after the commencement by or against FSEP, the Company or any other Loan Party of any proceeding under any Debtor Relief Laws naming FSEP, the Company or any other Loan Party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligor” means, individually and collectively, the Person or Persons that are obligated with respect to, or the issuer of, a Portfolio Investment, each of which Persons shall, for clarity, be organized under the Laws of (a) the United States of America, any State thereof or the District of Columbia or (b) Canada.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and any shareholders’ agreement or certificate of designation; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust agreement and related trust certificate or other applicable agreement of formation or organization, including in the case of a trust, any trust administration or similar agreement, and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall have the meaning accorded to such term in Section 3.01(b).

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“Participant Register” has the meaning ascribed to such term in Section 12.07(e).

“Patriot Act” has the meaning ascribed to such term in Section 5.25.

“Pending Payment Amount” means an aggregate amount equal to all interest that will become due and payable under Section 2.04 as of the next Interest Payment Date scheduled to occur immediately after the applicable Permitted Distribution.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by FSEP, any Loan Party, any Subsidiary of a Loan Party or any ERISA Affiliate or to which FSEP, any Loan Party, any Subsidiary of a Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Dispositions” means (a) the use of Cash or Cash Equivalents in the ordinary course of business in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (b) the transfer of an interest in a Portfolio Investment in accordance with the Investment Guidelines at any time if, after giving effect to such transfer, (i) no Event of Default then exists (or would be caused thereby), (ii) the Loan Parties and their Subsidiaries will be in compliance, on a pro forma basis, with the Minimum Asset Coverage Ratio (or, if not in compliance, the Asset Coverage Ratio then in effect will be maintained or improved on a pro forma basis), and (iii) the Company shall have delivered to the Administrative Agent prompt (and in any event within two (2) Business Days of such transfer) written notice (which may be by email) of such transfer, which notice shall include a calculation of the Asset Coverage Ratio both before and after giving effect to such transfer, (c) Dispositions required pursuant to the terms of any applicable Portfolio Investment Documents, so long as such terms were not entered in contemplation or furtherance of such Disposition, and (d) Dispositions among Loan Parties and from a Tax Blocker Subsidiary to a Loan Party.

“Permitted Distributions” means (a) distributions of Cash by the Company; provided, each of the following conditions shall have been satisfied at the time any Permitted Distribution is proposed to be made by the Company and after giving effect thereto: (i) no Event of Default has occurred and is continuing or would be caused thereby; (ii) the Loan Parties and their Subsidiaries will be in compliance, on a pro forma basis, with the Minimum Asset Coverage Ratio, (iii) the Company shall have delivered to the Administrative Agent at least concurrent written notice (which may be by email) of such proposed Permitted Distribution, which notice shall include a calculation of the Asset Coverage Ratio both before and after giving effect to such proposed Permitted Distribution, and (iv) the Collection Account shall contain Cash in an amount equal to at least the Pending Payment Amount (as calculated as of the date such proposed Permitted Distribution is proposed to be made), and (b) distributions of Portfolio Investments in connection with substantially concurrent contributions of Portfolio Investments of equal or greater Value, in any case, as made in accordance with the Investment Guidelines at any time when no Material Event of Default exists and is continuing (or would be caused thereby).

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“Permitted Indebtedness” means (a) Indebtedness arising in the ordinary course of business as a result of the endorsement of instruments or other payment items for deposit, (b) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations Incurred in the ordinary course of business in connection with any Permitted Dispositions or any Investment in Portfolio Investments, (c) Indebtedness of one Loan Party to another Loan Party or of a Tax Blocker Subsidiary to a Loan Party, (d) to the extent constituting Indebtedness, liabilities of a Loan Party arising on account of the sale by such Loan Party of a first out tranche of any first lien bank Portfolio Investment that arises solely as an accounting matter under Section 860 of the Financial Accounting Board’s Accounting Standards Codification, as amended, and (e) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for making an appeal, so long as such judgments or awards do not constitute an Event of Default under clause (g) of Section 9.01.

“Permitted Investments” means (a) Investments in Cash and Cash Equivalents, (b) the Portfolio Investments held and acquired by a Loan Party (including indirectly through a Tax Blocker Subsidiary) in accordance with the terms hereof and the Investment Guidelines, (c) Investments received in settlement of amounts due to a Loan Party or any Subsidiary of a Loan Party effected in the ordinary course of business or owing to such Loan Party or such Subsidiary as a result of proceedings under Debtor Relief Laws involving an Obligor or upon the foreclosure or enforcement of any Lien otherwise in favor of or for the benefit of such Loan Party or such Subsidiary, (d) to the extent constituting Investments, Deposit Accounts maintained with banks in accordance with the terms hereof, (e) Capital Stock, warrants or Capital Stock issued upon exercise of warrants, options or other rights, in each case, purchased or received by a Loan Party or any Subsidiary of a Loan Party in connection with the origination or purchase of any Portfolio Investment in the ordinary course of business, (f) Investments by any Loan Party in any other Loan Party, and (g) Investments by a Loan Party in a Tax Blocker Subsidiary to the extent the same are made in the ordinary course of business and do not otherwise violate the terms hereof.

“Permitted Liens” means (a) Liens for unpaid Taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are being contested in good faith by appropriate proceedings diligently pursued and available and with respect to which adequate reserves have been set aside, (b) Liens resulting from any judgment or award that is not an Event of Default hereunder, (c) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business; provided, that such Liens (i) attach only to the securities (or Proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with any margin financing or similar obligation, (d) customary rights of setoff and Liens upon (i) deposits of Cash in favor of banks or other depository institutions in which such Cash is maintained in the ordinary course of business, and (ii) Cash and financial assets held in Securities Accounts in favor of banks and other financial institutions with which such Securities Accounts are maintained in the ordinary course of business, in the case of each of clauses (d)(i) and (d)(ii) above, securing payment of fees, indemnities, charges for returning items and other similar obligations, (e) any right of offset, banker’s lien, security interest or other like right against the Portfolio Investments held by the Custodian pursuant to or in connection with its rights and obligations relating to the Collection Account; provided, that such rights are subordinated, pursuant to the terms of the Custodial Agreement, to the first priority perfected security interest in the Collateral created in favor of the Administrative Agent, (f) Liens securing the performance of, or payment in respect of, insurance premiums or deductibles incurred in the ordinary course of business, (g) Liens in favor of any escrow agent solely on, and in respect of, any Cash earnest money deposit made by any Loan Party or any Subsidiary of a Loan Party in connection with any letter of intent, purchase agreement or other agreement, in any case, to the extent the acquisition or Disposition with respect thereto is otherwise permitted hereunder, and (h) the restrictions applicable to a Portfolio Investment to the extent on customary and market based terms in the event a Loan Party is a party to an intercreditor arrangement with respect to such Portfolio Investment with other lenders thereof with payment rights or lien priorities that are junior or senior to the rights of such Loan Party, such Portfolio Investment may be subject to customary and market based rights of first refusal, rights of first offer and purchase rights in favor, in each case, of such other lenders thereof.

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“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, statutory trusts, or other organizations or entities, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by FSEP, any Loan Party, any Subsidiary of a Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the Closing Date, whereby FSEP pledges all of the Capital Stock of the Company to the Administrative Agent, for the benefit of the Lenders.

“Pledged Equity Interests” means, collectively, all of the Capital Stock of the Company.

“Portfolio Investments” means the loans, other financial accommodations and all other Investments (including, for the avoidance of doubt, royalty and net profit interests), in each case, made in and/or to an Obligor and/or any group of related Obligors by the applicable Loan Party, including indirectly through a Tax Blocker Subsidiary (or a predecessor or assignor to the applicable Loan Party or Tax Blocker Subsidiary, as applicable), pursuant to and in accordance with the applicable Portfolio Investment Documents. All determinations of whether an investment or asset is to be included as a Portfolio Investment shall be determined on a trade date basis.

“Portfolio Investment Documents” means, with respect to any particular Portfolio Investment, the loan, credit, or financing agreement (or similar agreement), shareholders’ agreement, certificate of designation, subscription agreement, purchase agreement, offering memorandum, operating agreement, joint venture or similar agreement, any and all notes and/or other instruments or securities or Capital Stock and any and all security agreements, mortgages or other documents evidencing a Lien or Grant of collateral security, in each case, as executed and delivered with respect to such Portfolio Investment, together with any and all other documents, agreements, instruments, certificates, financing statements or other writings of any nature or type whatsoever delivered or executed and delivered with respect thereto or in connection therewith and all records (including computer records) with respect thereto or in connection therewith. For clarity, Portfolio Investment Documents shall include, as applicable, (i) any warrants (whether detachable or otherwise) or similar agreements executed in favor of, or delivered to, the applicable Loan Party or Tax Blocker Subsidiary (or any predecessors) in connection with any Portfolio Investment, and (ii) those documents evidencing Portfolio Investments held by a Tax Blocker Subsidiary.

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“Possessory Collateral” means all Collateral with respect to which a Lien may be perfected by the secured party taking possession of such Collateral under the UCC.

“Premium Prepayment Date” has the meaning ascribed to such term in Section 2.03(b).

“Prepaid Principal Amount” has the meaning ascribed to such term in Section 2.03(b).

“Pro Rata Share” means (i) for all funding matters hereunder, including the funding of Term Loans under Section 2.01, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the unfunded Term Loan Commitment of such Lender at such time and the denominator of which is the aggregate unfunded Term Loan Commitments of all Lenders at such time, and (ii) with respect to all other matters, including the receipt of payments hereunder (including under Section 2.02), with respect to each Lender at any time, the Pro Rata Share shall be determined based on each such Lender’s pro rata share of the aggregate Total Outstandings at such time.

“Proceeds” shall have the meaning accorded to such term in the UCC and shall include any and all insurance proceeds and loss proceeds in respect of the Collateral.

“Prospectus” means FSEP’s Prospectus, dated as of September 22, 2015, as amended, and as further amended, supplemented or otherwise modified from time to time thereafter.

“Register” shall have the meaning set forth in Section 12.07(c).

“Reinvestment Yield” has the meaning ascribed to such term in Section 2.03(b).

“Related Security” means, with respect to any Portfolio Investment, all of the Company’s and/or the applicable Loan Party’s right, title and interest in and to: (i)(a) all agreements that relate to such Portfolio Investments, including, without limitation, all Portfolio Investment Documents related thereto; (b) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts or other property subject thereto from time to time purporting to secure payment of such Portfolio Investments, including, without limitation, any insurance policies with respect to any such Portfolio Investments; (c) all UCC financing statements or mortgages or similar filings or recordings covering any collateral securing payment of such Portfolio Investments; and (d) all other agreements or arrangements of whatever character from time to time supporting or securing payment of such Portfolio Investments; and (ii) all collections, payments, income, Proceeds and other benefits with respect to or relating to such Portfolio Investments.

“Remaining Average Life” has the meaning ascribed to such term in Section 2.03(b).

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“Remaining Scheduled Payments” has the meaning ascribed to such term in Section 2.03(b).

“Reported” has the meaning ascribed to such term in Section 2.03(b).

“Required Lenders” means, as of any date of determination, a Lender or Lenders having Term Loan Commitments (to the extent outstanding) and/or Term Loans representing more than 50% of the sum of the Term Loan Commitments (to the extent outstanding) and Total Outstandings of all Lenders at such time.

“Responsible Officer” means (i) in the case of any Person, the chief executive officer, president, chief financial officer, chief investment officer, treasurer or executive vice president of such Person, (ii) in the case of a limited partnership, the general partner of such Person, (iii) in the case of a limited liability company, the designated manager or other authorized officer of such Person, and (iv) in the case of a trust, the trustee of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership, trust and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” means, with respect to any Person, (i) any dividend or other distribution (whether direct or indirect, and whether in Cash, securities or other property) with respect to any class of Capital Stock of such Person now or hereafter outstanding, other than a dividend payable to the holders of any class of Capital Stock solely in shares of Capital Stock of such Person, (ii) any payment (whether direct or indirect, and whether in Cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, full or partial redemption, full or partial withdrawal, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock, (iii) any prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated Indebtedness of such Person, and (iv) any management, servicing or similar payments to FSEP or any Affiliate of FSEP.

“RIC” has the meaning ascribed to such term in Section 5.11(c).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Account” shall have the meaning accorded to such term in the UCC.

“Securities Account Control Agreement” means, with respect to any Securities Account, any control agreement or other similar agreement between each institution maintaining a Securities Account, the applicable Loan Party and the Administrative Agent, in form reasonably acceptable to the Administrative Agent, providing for such institution’s agreement to accept entitlement orders from the Administrative Agent as to the Disposition of investments held in the applicable Securities Account after the occurrence and during the continuance of an Event of Default, in any case, without the further Consent(s) and/or Other Action of, or notice to, the applicable Loan Party.

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“Solvent” means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to Incur, or believe (nor should it reasonably believe) that it will Incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is “solvent” within the meaning given that term and similar terms under applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Equity Interest” means any Equity Investment that is subject to a Lien in favor of creditors of an Obligor; provided, that such Lien was created to secure Indebtedness owing by such Obligor to such creditors.

“Specified Transaction” has the meaning ascribed to such term in Section 8.03.

“Subject Investment Pool” means, as of any date of determination, collectively, all Portfolio Investments of the Company and each other Loan Party, with respect to which the Administrative Agent shall have a perfected, first-priority Lien in accordance with the terms hereof, subject to Permitted Liens, which Portfolio Investments, the related Portfolio Investment Documents and Related Security constitute Collateral hereunder. For the avoidance of doubt, the term “Subject Investment Pool” shall not include any Excluded Assets.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, trust or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly through one or more intermediaries, or both, by such Person. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall (a) not include any Obligor with respect to a Portfolio Investment held by the Company or another Loan Party (including indirectly through a Tax Blocker Subsidiary) in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of FSEP or the Company, and (b) include each Tax Blocker Subsidiary.

“Substitute Institution” has the meaning ascribed to such term in Section 3.08(a).

“Substitution Notice” has the meaning ascribed to such term in Section 3.08(a).

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“Tax Blocker Subsidiary” means each of FSEP Investments, Inc., EP Synergy Investments, Inc. and any other wholly-owned Subsidiary of the Company from time to time designated in writing by the Company to the Administrative Agent as a “Tax Blocker Subsidiary” hereunder, which Persons shall, for clarity, only own Equity Investments in accordance with the terms hereof.

“Tax Compliance Certificate” has the meaning ascribed to such term in Section 12.15(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Party” shall have the meaning ascribed to such term in Section 5.08.

“Term Loan” means a Term Loan made by a Lender to the Company pursuant to Section 2.01(a). For the avoidance of doubt, in the event that more than one Lender disburses a portion of the funds to the Company in satisfaction of a request for funding made pursuant to a single Funding Notice, then all such disbursements shall be considered one “Term Loan” for all purposes hereunder.

“Term Loan Availability Period” means the period of time beginning on the Closing Date and ending on the date which is one (1) calendar year following the Closing Date.

“Term Loan Commitment” means the commitment of a Lender to make Term Loans prior to the expiration of the Term Loan Availability Period and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment is set forth on Appendix A. The aggregate amount of the Term Loan Commitments as of the Closing Date is $125,000,000.

“Term Loan Note” means a promissory note made by the Company in favor of a Lender evidencing the Term Loan Commitment of, and Term Loans made by, such Lender, substantially in the form of Exhibit F hereto.

“Total Outstandings” means, as of any date of determination, the aggregate outstanding principal amount of all Term Loans as of such date.

“Total Portfolio Value” means, as of any date of determination, an aggregate amount equal to the sum of (i) the aggregate Value of all Portfolio Investments as of such date, plus (ii) the Cash and Cash Equivalents of the Loan Parties that are subject to the Administrative Agent’s first priority Lien (subject to Permitted Liens) as of such date. Notwithstanding the foregoing, the calculation in clause (i) above shall exclude (x) the excess, if any, of the Value of all Equity Investments over the Value of all Non-Equity Investments, (y) any and all Portfolio Investments which constitute Special Equity Interests as of the date of determination until and unless the Administrative Agent and the Company have mutually agreed in writing otherwise, and (z) any Portfolio Investment with respect to an Obligor listed on Schedule 6.15 for which a consent is not delivered by the Loan Parties to the Administrative Agent in accordance with Section 6.15.

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“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time as adopted in the State of New York; provided, however, that, if by reason of mandatory provisions of Law, any of the attachment, perfection or priority of the Administrative Agent’s Lien in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the terms “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“United States” and “U.S.” mean the United States of America.

“Unrelated Obligors” means Obligors which are not Affiliates; provided, that, for the avoidance of doubt, Obligors that are under the common Control of the same private equity sponsor or similar sponsor but otherwise do not constitute Affiliates hereunder shall be deemed to constitute “Unrelated Obligors” for all purposes hereunder.

“Value” means, with respect to any Portfolio Investment as of any date of determination, the “value” of such Portfolio Investment as determined in accordance with Section 1.09.

“Yield Maintenance Premium” has the meaning ascribed to such term in Section 2.03(b).

“30/360 Basis” means on the basis of a 360-day year consisting of 12 months of 30 days each.

1.02       Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)      The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)     (i)       The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import, when used in any Loan Document, shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)      Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)     The terms “include” and “including” are by way of example and not limitation.

(iv)     The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)      In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

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(d)     Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)      All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

(b)      If any change in GAAP used in the preparation of the most recent financial statements referred to in Section 6.01 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by FSEP and the Company and results in a change in any of the calculations under Article VII or any financial ratio set forth in any Loan Documents (to the extent required to be calculated in accordance with GAAP) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Loan Parties and the operation of any other provision of this Agreement shall be the same after such change as if such change had not been made; provided, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article VII or any financial ratio under any Loan Document shall be given effect until such provisions are amended to reflect such changes in GAAP. For the avoidance of doubt, leases shall continue to be classified and accounted for on a basis consistent with GAAP as in effect on the Closing Date for all purposes of the Loan Documents, notwithstanding any change in GAAP related thereto.

1.04       Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number. Any interest rate calculated in accordance with the terms of this Agreement shall be rounded upward to the nearest whole multiple of one thousandth of one percent (0.001%).

1.05       References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

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1.06        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07        UCC. Terms not otherwise defined herein shall have the meanings provided for in the UCC to the extent the same are used or defined therein.

1.08        Trade Date Basis. For purposes of this Agreement and the other Loan Documents, all determinations of whether an investment is to be included as a Portfolio investment shall be determined on a trade date basis (meaning that any investment that has been purchased will be treated as a Portfolio Investment on the date the applicable Loan Party or any Subsidiary of a Loan Party enters into an agreement to acquire such Portfolio Investment, and any Portfolio Investment which has been sold will be excluded as a Portfolio Investment on the date the applicable Loan Party or any Subsidiary of a Loan Party enters into an agreement to sell such Portfolio Investment).

1.09        Valuation of Portfolio Investments.

(a)      Determination of Values. Each Portfolio Investment will be assigned a Value in accordance with FSEP’s valuation procedures as described in the Prospectus and other reports filed by FSEP with the SEC.

(b)      Value of Tax Blocker Subsidiaries. The Value of any Tax Blocker Subsidiary shall be equal to the aggregate Value of the Portfolio Investments held by such Tax Blocker Subsidiary.

(c)      Valuation Principles. The Values determined in connection with this Agreement shall be deemed to be “Information” hereunder and subject to Section 12.08 hereof.

1.10      Foreign Currency. With respect to the compliance by any Loan Party or any Subsidiary thereof with any term of this Agreement or any other Loan Document that refers to an amount denominated in Dollars, any relevant amount that is actually denominated in Canadian Dollars shall be converted to the Dollar equivalent thereof as of the date the relevant amount is incurred or expended, as the case may be, based on a publicly available exchange rate announced by a reputable currency authority reasonably selected by the Company, and no Default or Event of Default shall be deemed to occur thereafter solely as a result of a fluctuation in the applicable exchange rate for Canadian Dollars.

ARTICLE II.
TERM LOANS

2.01        Term Loans.

(a)      Term Loan Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make, during the Term Loan Availability Period, one or more Term Loans to the Company in an amount up to such Lender’s Term Loan Commitment; provided, that in no event shall any requested Term Loan exceed the then remaining unused Term Loan Commitment. Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Section 2.02, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date. Each Lender’s Term Loan Commitment shall terminate immediately and without further action at the expiration of the Term Loan Availability Period after giving effect to the funding of any Term Loans on such date.

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(b)      Borrowing Mechanics for Term Loans. Whenever the Company desires that the Lenders make Term Loans, the Company shall deliver to the Administrative Agent a fully executed Funding Notice no later than 2:00 p.m. at least two (2) Business Days prior to any requested Term Loan. A Funding Notice shall be irrevocable and the Company shall be bound to make a borrowing in accordance therewith. Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(c)      Funding of Term Loans. Each Lender shall make the proceeds of its Pro Rata Share of the Term Loans required to be made hereunder on the day of the requested Term Loan by wire transfer of immediately available funds by 12:00 Noon on such date, to the account of the Administrative Agent. Upon satisfaction or waiver of the conditions precedent set forth herein, the Administrative Agent will make such Term Loans available to the Company by wire transfer of the proceeds of such Term Loans to such account as the Company may specify in writing from time to time to the Administrative Agent. The failure of any Lender to make the proceeds of its Pro Rata Share of any Term Loan required to be made hereunder shall not relieve any other Lender of its obligation to make the proceeds of its Pro Rata Share of any Term Loan required to be made hereunder.

(d)      Term Loan Notes. On the Closing Date (or on or promptly following, as requested by such Person, the date on which a Person becomes a Lender hereunder), as applicable, if requested, the Company shall execute and deliver to each Lender a Term Loan Note in the principal amount of such Lender’s Term Loan Commitment.

(e)      Minimum Amounts; Maximum Requests. During the Term Loan Availability Period, (i) drawings under the Term Loan Commitments shall be made in an aggregate minimum amount of $15,000,000 (or such lesser amounts as are equal to then unused Term Loan Commitments or as otherwise agreed by the Administrative Agent), and (ii) no more than one (1) Term Loan may be requested in any calendar week (unless otherwise agreed by the Administrative Agent).

2.02        Prepayments of Term Loans.

(a)      Optional Prepayments. The Company shall have the right to prepay the Term Loans at any time in whole or in part, in each case, subject to (x) prior written notice in accordance with Section 2.02(c), and (y) the simultaneous payment to the Administrative Agent of any amounts due under Section 2.03(b) and Section 3.05 and the payment in full of any other fees, expenses and Attorney Costs of the Administrative Agent required to be paid hereunder and then due and invoiced.

(b)     [Intentionally Reserved.]

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(c)      Notification of Certain Prepayments. The Company shall notify the Administrative Agent by telephone (confirmed by facsimile or email transmission) of any voluntary prepayment of the Term Loans under Section 2.02(a) not later than 12:00 Noon, two (2) Business Days before the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Term Loan or portion thereof to be prepaid; provided, that a notice of voluntary prepayment delivered by the Company pursuant to the terms hereof may state that such notice is conditioned upon the happening or occurrence of a specified event, the proceeds of which are intended to be used to prepay such outstanding Term Loans, in which case, such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise each Lender of the contents thereof, and of the amount of such Lender’s Pro Rata Share of such prepayment. Each such prepayment shall be applied to the Term Loans of the Lenders in accordance with their respective Pro Rata Shares. The Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(d)      Prepayments Accompanied by Interest. All prepayments of the Term Loans pursuant to this Section 2.02 shall be accompanied by accrued interest through the date of prepayment, together with any amounts payable pursuant to Section 3.05.

(e)       Application of Prepayments. Any voluntary prepayments of Term Loans pursuant to Section 2.02(a) shall be applied as follows:

(i)       first, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts required to be paid hereunder (including Attorney Costs and amounts required to be paid under Article III) then due and owing to the Administrative Agent and the Lenders, to the full extent thereof;

(ii)      second, to payment of any portion of the Obligations constituting unpaid interest on the Term Loans that has accrued at the Default Rate pursuant to the terms hereof, if any, to the full extent thereof;

(iii)     third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans (other than as set forth in clause (ii)), to the full extent thereof;

(iv)     fourth, to the payment of that portion of the Obligations constituting amounts payable pursuant to Section 2.03(b), if any, on any Term Loan, to the full extent thereof;

(v)      fifth, to the payment of that portion of the Obligations constituting the unpaid principal of the Term Loans, to the full extent thereof;

(vi)     sixth, to the payment, satisfaction or discharge of any other Obligations then due and owing hereunder (excluding contingent and un-asserted indemnification obligations), to the full extent thereof; and

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(vii)    last, the balance, if any, after all of the amounts set forth in clauses (i) through (vi) have been paid in full, to the Company or as otherwise required by Law.

2.03       Fees.

(a)      Closing Date Fees. On the Closing Date, the Company shall pay to the Administrative Agent those fees set forth in the Fee Letter.

(b)      Prepayment Premium. In view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Administrative Agent and the Lenders or profits lost by the Administrative Agent and the Lenders as a result of such early prepayment, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Administrative Agent and the Lenders, if the Company prepays, for any reason (except as permitted pursuant to Section 3.08 or as otherwise agreed from time to time in writing between the Company and the Administrative Agent), including (A) acceleration of the Obligations upon the election of the Required Lenders after the occurrence and during the continuation of an Event of Default, (B) foreclosure and sale of the Collateral in accordance with the terms of the Loan Documents, (C) sale of the Collateral in any proceeding under any Debtor Relief Law, or (D) restructuring, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructuring, or arrangement in any proceeding under any Debtor Relief Law, all or any part of the principal balance of any Term Loan (i) prior to the date which is eighteen (18) months following the Closing Date, such prepayment shall require the Company to pay to the Administrative Agent a premium equal to the then applicable Yield Maintenance Premium and (ii) on or after the date which is eighteen (18) months following the Closing Date but prior to the date that is twenty-four (24) months after the Closing Date, such prepayment shall require the Company to pay to the Administrative Agent a premium equal to one percent (1.0%) of the principal amount of such prepayment. For purposes of clarity, no premium shall be required with respect to any prepayments of the Term Loans made on or after the date that is twenty-four (24) months after the Closing Date.

For purposes of this clause (b):

“Discounted Value” means, with respect to the Prepaid Principal Amount of any Term Loan(s), the amount obtained by discounting all Remaining Scheduled Payments with respect to such Prepaid Principal Amount from their respective scheduled due dates to the Premium Prepayment Date with respect to such Prepaid Principal Amount, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the applicable Term Loan(s) is payable) equal to the Reinvestment Yield with respect to such Prepaid Principal Amount.

“Premium Prepayment Date” means, with respect to the Prepaid Principal Amount of any Term Loan(s), the date on which such Prepaid Principal Amount is prepaid hereunder.

“Prepaid Principal Amount” means, with respect to any Term Loan(s), the principal amount of such Term Loan(s) the prepayment of which requires payment of the Yield Maintenance Premium pursuant to Section 2.03(b).

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“Reinvestment Yield” means, with respect to the Prepaid Principal Amount of any Term Loan(s), 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. on the second Business Day preceding the Premium Prepayment Date with respect to such Prepaid Principal Amount, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Prepaid Principal Amount as of such Premium Prepayment Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the then-current interest rate on the applicable Term Loan(s).

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Prepaid Principal Amount of any Term Loan(s), 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Premium Prepayment Date with respect to such Prepaid Principal Amount, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Prepaid Principal Amount as of such Premium Prepayment Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the then-current interest rate on the applicable Term Loan(s).

“Remaining Average Life” means, with respect to any Prepaid Principal Amount, the number of years obtained by dividing (a) such Prepaid Principal Amount into (b) the sum of the product obtained by multiplying (1) the principal component of each Remaining Scheduled Payment with respect to such Prepaid Principal by (2) the number of years, computed on a 30/360 Basis and calculated to two decimal places, that will elapse between the Premium Prepayment Date with respect to such Prepaid Principal Amount and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Prepaid Principal Amount of any Term Loan(s), all payments of such Prepaid Principal Amount and interest thereon that would be due after the Premium Prepayment Date with respect to such Prepaid Principal Amount if no payment of such Prepaid Principal Amount were made prior to its scheduled due date; provided, that if such Premium Prepayment Date is not a date on which interest payments are due to be made under the applicable Term Loan(s), then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Premium Prepayment Date and required to be paid on such Premium Prepayment Date.

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“Yield Maintenance Premium” means, with respect to any Term Loan(s), an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Prepaid Principal Amount of such Term Loan over the amount of such Prepaid Principal Amount; provided, that the Yield Maintenance Premium may in no event be less than zero.

(c)      Unused Line Fee. Until the expiration of the Term Loan Availability Period, the Company shall pay to the Administrative Agent, for the account of Lenders, quarterly in arrears on the corresponding Interest Payment Date of each applicable quarter and on the date of the expiration of the Term Loan Availability Period, a commitment fee with respect to the Term Loan Commitments equal to (i) the average daily difference between (A) $125,000,000 and (B) the aggregate principal amount of Term Loans extended prior to the date of calculation, times (ii) 1.00% per annum. All fees referred to in this Section 2.03(c) shall be paid to the Administrative Agent as set forth in Section 2.06(a).

2.04        Interest.

(a)      Subject to the provisions of Section 2.04(b) and 2.04(e), interest on the outstanding principal balance of the Term Loans will accrue for each day at the Interest Rate. All calculations of interest (i) with respect to interest calculated based on the Adjusted LIBO Rate, shall be computed on an Actual/360 Basis (which results in more interest being paid than if computed on a 30/360 Basis), and (ii) with respect to interest calculated based on the Base Rate, shall be computed on an Actual/365 Basis.

(b)     Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of any Material Event of Default, (i) interest (including post-petition interest in any proceeding under any Debtor Relief Law) on the Term Loans will accrue and be charged on the outstanding principal balance thereof for each day at the Default Rate, (ii) to the fullest extent permitted by applicable Laws, interest (including post-petition interest in any proceeding under any Debtor Relief Law) will accrue and be charged for each day at the Default Rate on any payments of interest that are not paid when due and any fees and other amounts that are then due and payable hereunder and (iii) all such amounts shall be payable on demand. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. The Loan Parties acknowledge and agree that payment or acceptance of interest at the Default Rate is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender. In addition to the foregoing, any Term Loans bearing interest by reference to the Adjusted LIBO Rate may be converted into Term Loans bearing interest by reference to the Base Rate at the election of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default (irrespective of whether the Interest Period in effect at the time of such conversion has expired) and thereupon such Term Loans shall bear interest by reference to the Base Rate in accordance with the terms hereof.

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(c)      Except as otherwise provided in Section 2.04(b), interest on the Term Loans shall be due and payable in arrears on each Interest Payment Date, on the date of any prepayment of all or any portion of the outstanding principal amount of such Term Loans (on the outstanding principal amount so prepaid) and on the Maturity Date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after Judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)      Interest shall accrue on each Term Loan for the date such Term Loan is made hereunder and for each day thereafter until such Term Loan is repaid prior to the time set forth in Section 2.06(a) hereof; provided, that any Term Loan that is repaid on the same day on which such Term Loan is made shall, subject to Section 2.04(b), bear interest for one day.

(e)      The Company shall elect in each Funding Notice whether an applicable Term Loan shall bear interest by reference to the Adjusted LIBO Rate or the Base Rate. In the event the Company fails to specify between the Adjusted LIBO Rate and the Base Rate in the applicable Funding Notice, such Term Loan will be made by reference to the Base Rate. So long as no Event of Default shall have occurred and then be continuing, the Company shall have the option, at the end of each Interest Period, to (i) convert the Interest Rate applicable to a Term Loan from reference to the Adjusted LIBO Rate to the Base Rate or from reference to the Base Rate to the Adjusted LIBO Rate or (ii) to continue the Interest Rate applicable to a Term Loan by reference to either the Adjusted LIBO Rate or the Base Rate, as the case may be. The Company shall deliver a Conversion/Continuation Notice in the form of Exhibit H hereto to the Administrative Agent no later than 10:00 a.m. at least two (2) Business Days prior to the expiration of the then applicable Interest Period; provided, if no Conversion/Continuation Notice is delivered hereunder at such time, the Company shall be deemed to have delivered a request to continue the then applicable Interest Rate with respect to all Term Loans. A Conversion/Continuation Notice for conversion to, or continuation of, any Interest Rate election shall be irrevocable, and the Company shall be bound to effect a conversion or continuation in accordance therewith. For the avoidance of doubt, following expiration of the Term Loan Availability Period, the entire outstanding principal balance of the Term Loans shall either accrue interest by reference to the Adjusted LIBO Rate or the Base Rate.

2.05        Payment Records. All payments of interest and fees made by the Company or any other Loan Party under this Agreement shall be evidenced by one or more accounts or records maintained by the Administrative Agent and each applicable Lender in the ordinary course of business. Such accounts or records shall be conclusive, absent manifest error, of the amount of such interest and fees paid by the Company or the other Loan Parties. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company or any other Loan Party hereunder or under any other Loan Document to pay any amount owing with respect to the Obligations. In the event of any Conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Each Lender may attach schedules to its Term Loan Note and endorse thereon the date and amount of any payments with respect thereto.

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2.06        Payments Generally.

(a)      All payments to be made by the Company or any other Loan Party in respect of the Obligations shall be made in Dollars in immediately available funds, without condition, restriction or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company or any other Loan Party in respect of the Obligations shall be made to the Administrative Agent, for its own account or for the account of the respective Lenders to which such payment is owed, as the case may be, via wire transfer of Dollars in immediately available funds on the date such payment is due and payable by 2:00 p.m. If any payment to be made by the Company or any other Loan Party in respect of the Obligations shall come due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing any applicable interest or fees. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to the account of such Lender notified to the Administrative Agent from time to time. All payments received by the Administrative Agent after 2:00 p.m. on the date such payments are due and payable shall be deemed to have been received on the next succeeding Business Day, and any applicable interest or fees shall continue to accrue thereon until such Business Day.

(b)      Unless the Company shall have notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Company will not make such payment, the Administrative Agent may assume that the Company will timely make such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Lender entitled thereto. If and to the extent that such payment is not in fact made to the Administrative Agent in a timely manner in immediately available funds, then each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender, in immediately available funds, together with interest thereon in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate from time to time in effect. A notice of the Administrative Agent to any Lender with respect to any amount owing under this Section 2.06(b) shall be conclusive, absent manifest error.

(c)      Nothing herein shall be deemed to obligate any Lender to obtain the funds to make any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds to make Term Loans in any particular place or manner.

(d)      All obligations of the Lenders pursuant to this Agreement (including obligations to make Term Loans) are several and not joint. The failure of any Lender to make any Term Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan.

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2.07        Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain, on account of any Term Loan held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Term Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Term Loan pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in this Section 2.07 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Loan Parties agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.06), with respect to such participation as fully as if such Lender were the direct creditor of the Company or such other Loan Party in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.07 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.07 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.08        Incremental Increase. The Company may at any time prior to the date which is two (2) years following the Closing Date elect to request in writing an increase in the Term Loan Commitments (the “Incremental Increase”) by an aggregate amount not in excess of $75,000,000. Such request shall specify the date (the “Increased Amount Date”) on which the Company proposes that the Incremental Increase shall be effective, which shall be a date not less than ten (10) Business Days after the date on which the request is delivered to the Administrative Agent, as well as each existing Lender or proposed additional lender that shall have agreed to participate in the Incremental Increase (each of which Persons, for clarity, shall be approved by the Administrative Agent (such approval not to unreasonably withheld, conditioned or delayed)). For clarity, any Lender may elect or decline, in its sole discretion, to provide any portion of the Incremental Increase. The Incremental Increase shall become effective, as of the Increased Amount Date; provided, that (i) the terms and provisions of this Agreement and the other Loan Documents applicable to the Incremental Increase shall (when effective) be identical to the Term Loans set forth herein; provided, in the event that the agreed yield on the Incremental Increase (taking into account interest margins, interest rate floors, upfront fees and original issue discount with respect to the Incremental Increase, with upfront fees and original issue discount being equated to interest margins based on an assumed five year life to maturity, but exclusive of any arrangement, syndication, structuring, commitment or other similar fees payable to the arranger of the Incremental Increase in connection therewith (regardless of how such fees are computed)) exceeds the yield on the existing Term Loans hereunder (determined as provided in the immediately preceding parenthetical and including, for the avoidance of doubt, the amount of the Closing Fee (as defined in the Fee Letter)), then the interest margins for the existing Term Loans hereunder shall automatically be increased to a level such that the yield on all Term Loans is identical (it being agreed that any increase in yield to any existing Term Loan required due to the application of an interest rate floor on the Incremental Increase shall be effected solely through an increase therein (or implementation thereof, as applicable)); (ii) no Default or Event of Default shall exist on the Increased Amount Date before or after giving effect to the Incremental Increase (and the Company shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Company reflecting compliance, on a pro forma basis, with the Minimum Asset Coverage Ratio in connection therewith, as calculated using the most current Value of each applicable Portfolio Investment then available to the Company); (iii) the Incremental Increase shall be effected pursuant to one or more amendments, amendments and restatements or similar agreements executed and delivered by the FSEP, the Loan Parties, the Administrative Agent, the Lenders who have agreed to provide the Incremental Increase and any new Lender who is to provide a portion of the Incremental Increase (the joinder of which shall be recorded in the Register and shall be subject to the requirements set forth herein), which amendments, amendments and restatements or similar agreements shall, for the avoidance of doubt, include amendments to Appendix A to reflect the Incremental Increase and any new Lenders and, as applicable, to Section 2.03(c) to reflect the Incremental Increase; and (iv) the Company shall deliver or cause to be delivered any legal opinions and/or secretary’s certificates reasonably requested by the Administrative Agent in connection with any such transaction. Notwithstanding anything to the contrary contained in this Agreement, the amendments described in clause (iii) above shall not require Required Lender consent (or other Lender consent hereunder), as long as such amendments are consistent with this Section 2.08.

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ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)      Any and all payments by FSEP and/or any Loan Party to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for Taxes, except as required by applicable Laws. If FSEP or any Loan Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Loan Party shall make (or cause to be made) such deductions, (iii) the relevant Loan Party shall pay (or cause to be paid) the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (iv) as soon as reasonably practicable after the date of such payment, the relevant Loan Party shall furnish (or caused to furnished) to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt, or other documentation reasonably satisfactory to the Administrative Agent, evidencing payment thereof.

(b)      In addition, each Loan Party agrees to pay any and all present or future stamp, court or documentary Taxes and any property Taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed as a result of an assignment (other than an assignment made pursuant to Section 3.08) by the Administrative Agent or any Lender or as a result of a present or former connection (other than connections attributable to or caused by the Administrative Agent’s or such Lender’s participation in this transaction) between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (hereinafter referred to collectively as, the “Other Taxes”).

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(c)      Each Loan Party agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by the Administrative Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this clause (c) shall be made within thirty (30) days after the date the Lender or the Administrative Agent makes a written demand therefor accompanied by reasonable documentary evidence of the existence and amount of the liability or liabilities which are the subject of the demand.

(d)      [Intentionally Reserved.]

(e)      If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (including any Tax credit in lieu of a refund) as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (e) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (e), in no event will the indemnified party be required to pay an amount to an indemnifying party pursuant to this clause (e) to the extent that the payments of such amount would place the indemnified party in a less favorable after-Tax position than the indemnified party would have been if the Taxes which were the subject of an indemnification payment under this Section 3.01 and the indemnification payments or additional amounts relating to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.02        Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to continue to make Term Loans or to determine or charge interest rates based upon the Adjusted LIBO Rate, such Lender shall give notice thereof to the Company and the Administrative Agent. Upon receipt of such notice, the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), either (i) prepay in full all Term Loans, either on the last day of the current Interest Period in respect of thereof, if such Lender may lawfully continue to maintain Term Loans until such date, or immediately, if such Lender may not lawfully continue to do so, or (ii) at the option of the Company, pay interest (a) on such Lender’s Term Loans at a rate per annum, as determined by such Lender, that will provide a corresponding yield to such Lender compared to the yield that such Lender would have been realized if its Term Loans had continued to accrue interest at a rate based upon the Adjusted LIBO Rate (taking into account any increased cost to such Lender of continuing to maintain Term Loans) or (b) on such Lender’s Term Loans by reference to the Base Rate. Upon any such prepayment, the Company shall also pay accrued interest on the amount so prepaid and shall otherwise comply with Section 2.02.

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3.03        Inability to Determine Rates. If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Interest Rate based upon the Adjusted LIBO Rate for any period for any Term Loans, or that the Interest Rate with respect to any period for any Term Loans does not adequately and fairly reflect the cost to the Lenders of maintaining such Term Loans, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the Term Loans shall bear interest at the Base Rate until the Administrative Agent determines that the conditions giving rise to such change no longer exist.

3.04        Increased Cost and Reduced Return; Capital Adequacy.

(a)      If any Lender determines that, as a result of the enactment, promulgation, adoption or issuance of any Law or any amendment of or other change in any Law or any change in the interpretation of any Law, in each case after the date hereof (each, a “New Law”) or such Lender’s compliance with any New Law, there shall be (x) any increase in the cost to such Lender of funding or maintaining Term Loans at the Interest Rate based upon the Adjusted LIBO Rate or (y) a reduction in the amount received or receivable by such Lender hereunder (excluding, for purposes of this Section 3.04(a), any such increased costs or reduction in amount received or receivable consisting of or resulting from (i) Taxes expressly indemnified under Sections 3.01(a)-(c) above and Excluded Taxes, or (ii) changes in the basis of taxation of overall net income or overall gross income (or franchise Taxes) by any Governmental Authority of or in the United States or any foreign jurisdiction or any political subdivision of any thereof under the Laws of which such Lender is organized or in which such Lender has an office at which it maintains its Term Loans), then from time to time within thirty (30) days after receipt of written demand of such Lender (with a copy of such demand to the Administrative Agent) accompanied by reasonable documentary evidence of the relevant New Law and the calculation of the amount demanded, the Company shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided, that the Company shall not be required to compensate any Lender pursuant to this Section 3.04 for any amount incurred more than 180 days prior to the date that such Lender notifies the Company in writing of its claim for reimbursement under this Section 3.04.

(b)     If any Lender determines that a New Law (including with respect to capital adequacy), or compliance by such Lender therewith (in each case, excluding Taxes expressly indemnified under Sections 3.01(a)-(c) above and Excluded Taxes), including, without limitation, any New Law arising from the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, or any rules, regulations, interpretations, guidelines or directives promulgated thereunder after the date hereof, has the effect of reducing the rate of return on the capital of such Lender or any corporation Controlling such Lender as a consequence of such Lender’s obligations hereunder or the making or maintaining by such Lender of its Term Loans below that which such Lender could have achieved but for such New Law (taking into consideration its policies with respect to capital adequacy), then from time to time within thirty (30) days after receipt of written demand of such Lender (with a copy of such demand to the Administrative Agent) accompanied by reasonable documentary evidence of the relevant New Law and the calculation of the amount demanded, the Company shall pay to such Lender such additional amounts as will compensate such Lender for such reduction; provided, that the Company shall not be required to compensate any Lender pursuant to this Section 3.04 for any amount incurred more than 180 days prior to the date that such Lender notifies the Company in writing of its claim for reimbursement under this Section 3.04.

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3.05        Funding Losses. Solely to the extent any Lender funded any Term Loan at an Interest Rate applicable thereto by reference to the Adjusted LIBO Rate by making a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, then upon demand, from time to time, of any such Lender (with a copy to the Administrative Agent), the Company shall promptly compensate such Lender for, and hold such Lender harmless from, any loss and any actual cost or expense incurred by it (other than lost profits) as a result of any payment or prepayment of any such Term Loan (whether by reason of acceleration or otherwise) on a day other than on the last day of its Interest Period, the Maturity Date, or on the date specified in a notice of prepayment issued in accordance with Section 2.02(c), as a result of any actual loss or expense arising from the liquidation or reemployment of funds obtained by it to purchase, hold or make Term Loans or from fees payable to terminate the deposits from which such funds were obtained. Any Lender claiming compensation pursuant this Section 3.05 shall promptly deliver to the Company (with a copy to the Administrative Agent) a certificate showing in reasonable detail the calculations used in determining the amounts payable by the Company under this Section 3.05.

3.06        Matters Applicable to all Requests for Compensation.

(a)      Any Lender claiming any additional amounts payable pursuant to this Article III shall use its reasonable efforts (consistent with its internal policies and applicable Law) to change the jurisdiction of its lending or purchasing office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the reasonable determination of such Lender, be otherwise disadvantageous to such Lender.

(b)      A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a reasonably detailed invoice therefor and supporting calculations shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

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3.07        Survival. All of the Loan Parties’ obligations under this Article III shall survive the termination of the Term Loan Commitments and the repayment of all Obligations hereunder. In addition, each party’s obligations under this Article III shall survive the resignation or replacement of the Administrative Agent in accordance with the terms hereof or any assignment of rights by, or the replacement of, a Lender in accordance with the terms hereof.

3.08        Substitution of Lenders.

(a)      In the event that (i) any Lender makes a claim under Section 3.04, (ii) it becomes illegal for any Lender to continue to make Term Loans or to determine or charge interest rates based upon the Adjusted LIBO Rate and such Lender so notifies the Company pursuant to Section 3.02, (iii) any Lender is required to make any payment pursuant to Section 3.01 that is attributable to a particular Lender or (iv) any Lender does not consent to any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” in respect of which the consent of the Required Lenders is otherwise obtained (any such Lender described in clauses (i), (ii), (iii) or (iv) hereof, an “Affected Lender”), the Company may (x) substitute any such Affected Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Lender (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) by the Company to the Administrative Agent and the Affected Lender within a reasonable time (in any case not to exceed ninety (90) days) following the occurrence of any of the events described in clauses (i), (ii), (iii) or (iv) above that the Company intends to make such substitution, or (y) prepay the Term Loans held by such Affected Lender in accordance with Section 2.02(a) and simultaneously therewith permanently terminate any unused Term Loan Commitments of such Affected Lender in connection therewith.

(b)     If the Substitution Notice was properly issued under this Section 3.08, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents, and the Substitute Institution shall assume, and the Affected Lender shall be relieved of all prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable Law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its Pro Rata Share of the Total Outstandings owed to it pursuant to the Loan Documents, together with any accrued but unpaid interest owing to such Lender, (ii) the receipt by the Administrative Agent of an agreement in form and substance acceptable to it and the Company whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Lender in Cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement.

(c)      Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 3.08, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such assignment, together with any Term Loan Note held by it; provided, that the failure of any Affected Lender to execute an Assignment and Assumption or deliver such Term Loan Notes shall not render such assignment invalid.

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ARTICLE IV.
CONDITIONS PRECEDENT

4.01        Closing Date. The obligation of the Lenders to make any Term Loans hereunder on the Closing Date is subject to the prior or concurrent satisfaction of the following conditions precedent on or before the Closing Date:

(a)      The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles unless otherwise specified, each properly executed by a Responsible Officer of the signing Person, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably acceptable to the Administrative Agent:

(i)       executed counterparts of this Agreement, the Pledge Agreement, the Term Loan Notes, the Guaranty, the Investment Management Agreement, the Custodial Agreement and the other Loan Documents;

(ii)      such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of FSEP and each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Person is a party;

(iii)     such documents and certifications as the Administrative Agent may reasonably require to evidence that FSEP, each Loan Party and each Subsidiary of a Loan Party are duly organized or formed, and that FSEP, each Loan Party and each Subsidiary of a Loan Party are validly existing, in good standing and qualified to engage in business in each jurisdiction where their ownership, lease or operation of properties or the conduct of their business requires such qualification, except to the extent that the failure to be so qualified in any such jurisdiction other than the jurisdiction of FSEP’s, such Loan Party’s and such Subsidiary’s organization or formation would not reasonably be expected to result in a Material Adverse Effect (including, for FSEP, copies of applicable trust certificates, trust agreements and any applicable trust administration or similar agreement);

(iv)     a certificate of a Responsible Officer of the Company stating that no Consent(s) and/or Other Action, License or approval is required in connection with the execution, delivery and performance by FSEP or any Loan Party and the validity against FSEP and such Loan Party of the Loan Documents to which it is a party, other than (A) those Consent(s) and/or Other Actions, Licenses and approvals that have already been obtained, and (B) those consents the subject of Section 6.15;

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(v)      completed Collateral Questionnaires dated the Closing Date and executed by a Responsible Officer of FSEP, each Loan Party and each of its respective Subsidiaries, together with all attachments contemplated thereby, and (A) the results of a recent search, by a Person reasonably satisfactory to the Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any real, personal or mixed property of FSEP and/or such Loan Party or otherwise constituting Collateral in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search relating to the Collateral (except with respect to Permitted Liens); and

(vi)     a certificate signed by a Responsible Officer of the Company certifying (A) that, to such Responsible Officer’s knowledge, there has been no event or circumstance (I) since the date of formation of the Company or (II) since December 31, 2014, in the case of FSEP, that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (B) the calculation of the Minimum Asset Coverage Ratio as of the Closing Date.

(b)     The Administrative Agent shall be satisfied that all actions have been taken that are necessary in order for the initial Subject Investment Pool and other Portfolio Investments to be transferred to a Loan Party or a Subsidiary of a Loan Party and for the Administrative Agent to have a valid, perfected, first priority Lien in and to all of the Collateral.

(c)      The Company, the Administrative Agent and the Custodian shall have executed and delivered a Securities Account Control Agreement governing the Collection Account and the Administrative Agent shall have received an executed Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, with respect to any and all other Deposit Accounts and Securities Accounts of the Company and the other Loan Parties (other than Excluded Accounts), all of which (including the Collection Account), as the same exist on the Closing Date, are listed on Schedule 4.01(c).

(d)     The Administrative Agent shall have received one or more favorable written opinions of outside counsel to FSEP and the Loan Parties and their Subsidiaries (including, as applicable, local counsel), dated the Closing Date and addressed to the Administrative Agent and the Lenders.

(e)      [Intentionally Reserved.]

(f)      Any fees required to be paid pursuant to the terms of the Loan Documents (including the Fee Letter) on or before the Closing Date shall have been paid or will be paid with the proceeds of the Term Loans.

(g)     The Company shall have paid (or will pay with the proceeds of the Term Loan) all Attorney Costs of the Administrative Agent to the extent invoiced at least one (1) Business Day prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided, that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

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(h)      There shall be no Law or Judgment binding on FSEP, any Loan Party or any Subsidiary of any Loan Party, and the Administrative Agent shall not have received any notice that any action, suit, investigation, Litigation or proceeding is pending or threatened in writing in any court or before any arbitrator or Governmental Authority, in any such case which (i) purports to enjoin, prohibit, restrain or otherwise affect the making of any Term Loan or (ii) would be reasonably expected to impose or result in the occurrence of a Material Adverse Effect.

(i)       The Administrative Agent shall have completed, with results reasonably satisfactory to the Administrative Agent, its customary “know your customer” and management background diligence.

(j)        [Intentionally Reserved.]

(k)      The Administrative Agent shall have received such other assurances, certificates, documents, Consent(s) and/or Other Actions or opinions as the Administrative Agent may reasonably require.

(l)       (i)       A Term Loan of at least $40,000,000 shall be requested by the Company on the Closing Date; and (ii) there shall be a minimum of ten (10) Unrelated Obligors with respect to the Portfolio Investments of the Loan Parties and their Subsidiaries on the Closing Date.

The contemporaneous exchange and release of executed signature pages by each of the Persons contemplated to be a party hereto on the Closing Date shall render this Agreement effective and any such exchange and release of such executed signature pages by all such Persons shall constitute satisfaction or waiver (as applicable) of any condition precedent to such effectiveness set forth above.

4.02        All Term Loans. The obligation of each Lender to make any Term Loan on any date (including the Closing Date) is subject to the satisfaction, or waiver in accordance with the terms hereof, of the following additional conditions precedent:

(a)      The Administrative Agent shall have received a fully executed Funding Notice;

(b)     The requested Term Loan(s) shall not exceed the unused Term Loan Commitments then in effect;

(c)     The representations and warranties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the date of such requested Term Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date;

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(d)      No Event of Default shall have occurred and be continuing, or would result from the making of any requested Term Loan; and

(e)      The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Company certifying that, after giving effect to such requested Term Loan, the Loan Parties and their Subsidiaries shall be in pro forma compliance with the Minimum Asset Coverage Ratio (as calculated using the most current Value of each applicable Portfolio Investment then available to the Company).

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Each Loan Party (for FSEP, itself and its respective Subsidiaries) represents and warrants to the Administrative Agent and the Lenders on the Closing Date and on the date any Term Loan is made hereunder, that:

5.01        Existence, Qualification and Power; Compliance with Laws. Each of FSEP, each Loan Party and each of its respective Subsidiaries (a) is a corporation, partnership, statutory trust or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental Licenses, authorizations, Consent(s) and/or Other Actions and approvals to (i) own its assets and carry on its business, except to the extent that the failure to obtain such governmental Licenses, authorizations, Consent(s) and/or Other Actions or approvals would not reasonably be expected to result in a Material Adverse Effect and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except to the extent that the failure to be so qualified, licensed or in good standing would not reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Laws except to the extent that the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

5.02        Authorization; No Contravention. The execution, delivery and performance by FSEP and each Loan Party of each Loan Document to which it is a party, including the use of proceeds of the Term Loans by the Company, have been duly authorized by all necessary limited liability company or other organizational action, and do not and will not (with the passage of time, the giving of notice or otherwise) (a) contravene or Conflict with the terms of any of FSEP’s, such Loan Party’s or any of its respective Subsidiaries’ Organizational Documents, (b) Conflict with, or result in the creation of any Lien under, (i) any material Contractual Obligation to which such Person is a party or (ii) any Judgment or any arbitral award to which such Person or its property is subject, or (c) violate any Law, except, in the case of the foregoing clauses (b) and (c), to the extent that such Conflict or violation would not reasonably be expected to result in a Material Adverse Effect.

5.03        No Consent and/or Other Action. No Consent and/or Other Action by, from, with or to any Governmental Authority is required prior to or otherwise in connection with (a) FSEP’s, any other Loan Party’s or any of its respective Subsidiaries’ ownership of the Collateral and conduct of its business, except those Consents the failure to obtain which would not reasonably be expected to result in a Material Adverse Effect, (b) FSEP’s or any Loan Party’s execution and delivery of, and performance of its obligations under, the Loan Documents to which it is a party, (c) the Grant of any Lien Granted hereby or under any other Loan Document, or (d) the validity, perfection and maintenance of any Lien created hereby or under any other Loan Document, except for (i) those Consent(s) and/or Other Actions already obtained and (ii) in the case of the foregoing clauses (c) and (d), the filing of the Financing Statements with the Filing Offices and the consents which are the subject of Section 6.15.

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5.04        Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by or on behalf of FSEP and each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of FSEP and each Loan Party that is a party thereto, enforceable against FSEP and/or such Loan Party in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

5.05        No Material Adverse Effect. Since December 31, 2014 with respect to FSEP and the date of the formation of the Company with respect to the Company, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06        Litigation. There is no Litigation pending or, to the knowledge of the Company, threatened in writing, at Law, in equity, in arbitration or before any Governmental Authority, (i) against FSEP, any Loan Party, any Subsidiary of any Loan Party, any of the Collateral or pertaining to the Subject Investment Pool or any other Portfolio Investments, in each case, that would reasonably be expected to result in a Material Adverse Effect, or (ii) pertaining to this Agreement or any other Loan Document, or any of the transactions contemplated thereby or hereby.

5.07        No Default. Neither FSEP nor any Loan Party nor any Subsidiary of any Loan Party is in default under any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Taxes. Each Loan Party, each Subsidiary of a Loan Party and each Person (including FSEP) which might have Tax liabilities for which FSEP and/or a Loan Party and/or such Subsidiary are or may be liable, excluding by reason of any contract entered into in the ordinary course of business the primary purpose of which does not relate to Taxes (each, a “Tax Party”) (a) have filed, or caused to be filed, in a timely manner all Federal, material state and other material Tax returns and reports required to be filed, (b) have paid, all Federal, material state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets, and (c) have collected, deposited and remitted, in accordance with all requirements of Law, all material sales and/or use Taxes applicable to the conduct of their respective businesses, except, in each case, Taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to the applicable Tax Party and with respect to which adequate reserves have been set aside on its books. Other than Permitted Liens, there are no Liens on the Collateral or any other properties or assets of the Tax Parties imposed or arising as a result of the delinquent payment or the nonpayment of any Tax, assessment, fee or other governmental charge. No Tax Party has given or consented to any waiver of the statute of limitations with respect to its Tax liabilities for any fiscal year.

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5.09        ERISA. Neither FSEP nor any Loan Party nor any Subsidiary of a Loan Party has any, and is not obligated in any manner with respect to any, (i) Plans, (ii) Pension Plans or (ii) Multiemployer Plans, and neither FSEP nor any Loan Party nor any Subsidiary of a Loan Party has any ERISA Affiliates.

5.10        Company Information; Subsidiaries, Etc.

(a)      The legal names, federal taxpayer identification number, state of formation, prior legal names, organizational identification numbers, locations of the chief executive offices, other Collateral locations and other mailing addresses, as applicable, for FSEP, each Loan Party and each Subsidiary of a Loan Party as of the Closing Date are accurately set forth on Schedule 5.10(a) attached hereto. Other than as set forth on Schedule 5.10(a) attached hereto, as of the Closing Date, no Loan Party nor any other such Person has any trade names, fictitious names, assumed names, “doing business as” names or other names under which such Loan Party or such Person within the five (5) years immediately prior to the Closing Date has done or is doing business.

(b)     As of the Closing Date, within the five (5) years immediately prior to the Closing Date, neither FSEP nor any Loan Party nor any Subsidiary of a Loan Party has merged, consolidated, acquired all or substantially all of the assets of any Person (other than, in the case of the Loan Parties and the Tax Blocker Subsidiaries, acquisitions of Portfolio Investments). As of the Closing Date, other than the Tax Blocker Subsidiaries party hereto on the Closing Date, the Company does not have any Subsidiaries.

5.11        Purpose of Term Loans; Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)      The Company intends to use the proceeds of the Term Loans solely as provided in the Recitals hereto without violation of the terms hereof and does not intend to (and will not) use all or any portion of the proceeds of the Term Loans for any purpose that would constitute a violation of Regulation T, U or X of the FRB.

(b)     No Loan Party nor any Subsidiary of a Loan Party (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935 and (ii) is, or is required to be, registered as an “investment company” under the Investment Company Act.

(c)      (i)       (A) FSEP has filed (or caused to be filed) with the SEC pursuant to Section 54(a) of the Investment Company Act a completed and executed Form N-54A, pursuant to which FSEP has elected to be subject to the provisions of Sections 55 through 65 of the Investment Company Act (the “BDC Election”); (B) FSEP has not filed with the SEC any notice of withdrawal of the BDC Election; (C) the BDC Election remains in full force and effect; and (D) to the knowledge of the Company, no order of suspension or revocation of such election under the Investment Company Act has been issued or proceedings therefor initiated or threatened by the SEC.

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 (ii)      FSEP has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws (as that term is defined in Rule 38a-1 under the Investment Company Act). FSEP seeks to ensure that it conducts its business and other activities in compliance in all material respects with the provisions of the Investment Company Act applicable to business development companies and the rules and regulations of the SEC thereunder.

(iii)      FSEP is not required to register as a “registered management investment company,” as such term is used in the Investment Company Act.

(iv)      FSEP expects to qualify to be treated as a regulated investment company under Subchapter M of the Code (“RIC”), for its taxable year ending December 31, 2015. FSEP is currently organized, operated, and in compliance in all material respects with the requirements of the Code necessary to continue to qualify as a RIC. FSEP intends to operate its business in such a manner as to continue to comply with the requirements for qualification as a business development company under the Investment Company Act and qualification as a RIC.

(v)       FSEP’s Investment Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and has a current ADV on file with the Investment Adviser Registration Depository.

5.12        No Indebtedness. No Loan Party nor any Subsidiary of a Loan Party has Incurred any Indebtedness, other than in connection with the Loan Documents and Permitted Indebtedness.

5.13        Disclosure. No written report, financial statement, certificate or other written information (other than projected financial information, other forward-looking information, information relating to third parties, and information of a general economic or general industry nature) furnished by or on behalf of FSEP or any Loan Party or any Subsidiary of a Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder, taken as a whole (and after giving effect to all written updates provided by FSEP, any Loan Party or any Subsidiary of a Loan Party to the Administrative Agent for delivery to the Lenders from time to time), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided, that no Loan Party nor any Subsidiary of a Loan Party shall be responsible for any factual information furnished to it by any third party not affiliated with it (including, without limitation, any Obligor); provided, further, with respect to any projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized that (i) such financial information as it relates to future events is subject to significant uncertainty and contingencies (many of which are beyond the control of the Loan Parties) and are therefore not to be viewed as fact, and (ii) actual results during the period or periods covered by such financial information may materially differ from the results set forth therein.

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5.14        Compliance with Laws. Each of FSEP, each Loan Party and each Subsidiary of a Loan Party is in compliance in all material respects with the requirements of all Laws and all Judgments applicable to it or to its properties, except in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.15        Business.

(a)      No Loan Party nor any Subsidiary of a Loan Party conducts any business or operations other than ownership of the Portfolio Investments and activities reasonably related or incidental thereto. Accurate records in all material respects of all Portfolio Investments and other Collateral are maintained at the applicable Loan Party’s or the applicable Subsidiary’s chief executive office or at the offices of the Investment Manager or the Custodian.

(b)     All material Negotiable Collateral and other Possessory Collateral has been (or will be) delivered to the Administrative Agent or the Custodian or is held for the benefit of the applicable Loan Party in a Securities Account or custodial account that is subject to a Securities Account Control Agreement in accordance with the terms hereof.

(c)      Each Loan Party and each Subsidiary of a Loan Party has directed (or caused to be directed) each Obligor (or the administrative or paying agent in respect of the related Portfolio Investment) to remit all Collateral Revenues and Proceeds of Collateral to the Collection Account in accordance with the terms hereof.

(d)     Each Tax Blocker Subsidiary owns and holds solely Equity Investments and other investments reasonably related or ancillary thereto (including, without limitation, net profits interests and royalties).

5.16        Perfected Lien. The execution and delivery of this Agreement and the Pledge Agreement and the Grant of the Lien in favor of the Administrative Agent hereunder and thereunder create a valid, enforceable Lien in the Collateral and the Proceeds thereof. The Filing Offices are the only offices where a financing statement is required to be filed under the UCC in order to perfect such Liens in all Filing Collateral. Following the filing of the Financing Statements in the Filing Offices, the Liens of the Administrative Agent, on behalf of the Lenders, in all Filing Collateral (including all Securities Accounts) is a first priority perfected Lien (subject to Permitted Liens). Following the Administrative Agent’s obtaining “control” within the meaning of the UCC, the Lien of the Administrative Agent, on behalf of the Lenders, in all Control Collateral that does not also constitute Filing Collateral is a first priority perfected Lien (subject to Permitted Liens). Upon delivery into the Custodian’s possession of all Possessory Collateral that does not also constitute Filing Collateral, the Lien therein of the Administrative Agent, on behalf of the Lenders, will be a first priority perfected Lien (subject to Permitted Liens).

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5.17        Title; Sufficiency; No Liens. Schedule 5.17 sets forth all of the Portfolio Investments owned by the Loan Parties and their Subsidiaries on the Closing Date, after giving effect to the applicable transfers on the Closing Date. Each of FSEP and the Loan Parties, as applicable, has good title to the Collateral, including the Portfolio Investments and the Pledged Equity Interests, free of all Liens (other than the Lien Granted to the Administrative Agent, on behalf of the Lenders under the Loan Documents and Permitted Liens). There is no effective financing statement (or similar statement, agreement, pledge, deed of trust, mortgage, notice or registration), Lien, or, to the Company’s knowledge, Judgment filed with, registered, indexed or recorded with any Governmental Authority, directly or indirectly identifying or encumbering or covering or involving any Collateral, except as permitted hereunder (other than those evidencing the Lien Granted to the Administrative Agent, for the benefit of the Lenders, under the Loan Documents and Permitted Liens).

5.18        [Intentionally Reserved.]

5.19        Capitalization; Solvency.

(a)      All issued and outstanding Capital Stock of the Company is owned beneficially and of record by FSEP, free and clear of any Lien (other than the Lien in favor of the Administrative Agent) and all such Capital Stock is duly and validly issued and outstanding.

(b)     Each of (i) FSEP and its Subsidiaries, on a consolidated basis, and (i) the Company is Solvent and will continue to be Solvent after giving effect to the making of the Term Loans hereunder and the other transactions contemplated hereunder.

5.20       Brokers and Financial Advisors. No brokers or finders were engaged by any Loan Party or the Investment Manager in connection with the financing contemplated hereby.

5.21        Subject Investment Pool; Portfolio Investments.

(a)      As of the Closing Date, the Loan Parties and their Subsidiaries have delivered (or promptly after the closing of the applicable Portfolio Investment will deliver) to the Custodian (I) any and all promissory notes and/or certificates evidencing Capital Stock issued by the applicable Obligor to the applicable Loan Party or Subsidiary with respect to each Portfolio Investment, as well as, to the extent available to the applicable Loan Party or Subsidiary, the primary transaction documents, in each case, together with any material amendments or other modifications thereto, executed and delivered in connection with, such Portfolio Investment, and (II) in each case to the extent reasonably requested by the Administrative Agent and to the extent available to the applicable Loan Party or Subsidiary, copies of all other material Portfolio Investment Documents executed and delivered with respect thereto, including, in each case, all exhibits and schedules thereto, together with any material amendment, restatement, supplement or other modification to or waiver of any material Portfolio Investment Document entered into.

(b)     Each Portfolio Investment, together with the Portfolio Investment Documents related thereto, as of the Closing Date, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the applicable Obligor enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by principles of equity (whether considered in a suit at law or in equity), and (ii) contains provisions substantially to the effect that the Obligor’s payment obligations thereunder are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason (except as required by applicable Law) against the originator thereof or any assignee.

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(c)      Each Portfolio Investment was credit reviewed and underwritten by the Investment Manager in the ordinary course of its business and in compliance with the Investment Guidelines.

(d)      In addition to (and not in limitation of) the other representations and warranties contained herein, except with respect to Permitted Liens, the Portfolio Investment Documents evidencing each Portfolio Investment comprising the Subject Investment Pool do not prohibit the Lien Granted to the Administrative Agent hereunder and under the other Loan Documents or the exercise of remedies hereunder or thereunder following any Event of Default.

5.22        Separate Legal Entity. Each Loan Party hereby acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement and the other Loan Documents in reliance upon such Loan Party’s and each of its Subsidiaries’ identity as a legal entity separate from any other Person. Therefore, from and after the date hereof, other than with respect to transactions permitted in accordance with the terms hereof, each Loan Party and each such Subsidiary shall take all reasonable steps to continue such Loan Party’s or such Subsidiary’s identity as a separate legal entity and to make it apparent to third Persons that such Loan party or such Subsidiary is an entity with assets and liabilities distinct from those of any other Person, and is not a division of any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the covenant set forth in Section 6.06, the Company shall take such actions as shall be required in order that:

(a)      The Company will be a limited purpose company whose primary activities are restricted in its Organizational Documents to owning financial and investment assets and conducting such other activities reasonably related thereto or as it deems necessary or appropriate to carry out its primary activities;

(b)      Neither the Company nor any Tax Blocker Subsidiary shall have any employees; provided, that, for the avoidance of doubt, the Company and each Tax Blocker Subsidiary may have officers and directors;

(c)      The Company and each Tax Blocker Subsidiary will allocate and charge fairly and reasonably overhead expenses shared with any other Person. To the extent, if any, that the Company and/or a Tax Blocker Subsidiary and any other Person share items of expenses such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered;

(d)      The Company’s books and records will be maintained separately from those of any other Person;

(e)      All audited financial statements of any Person that are consolidated to include the Company or a Tax Blocker Subsidiary will contain detailed notes clearly stating that (A) all of the Company’s assets are owned by the Company, (B) all of each Tax Blocker Subsidiary’s assets are owned by such Tax Blocker Subsidiary, and (C) the Company and each Tax Blocker Subsidiary is a separate legal entity;

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(f)      The Company’s and each Tax Blocker Subsidiary’s assets will be maintained in a manner that facilitates their identification and segregation from those of any other Person;

(g)      The Company will strictly observe limited liability company formalities in its dealings with all other Persons, and funds or other assets of the Company and each Tax Blocker Subsidiary will not be commingled with those of any other Person (other than another Loan Party or a Subsidiary of a Loan Party); and

(h)      Neither Company nor any Tax Blocker Subsidiary will hold itself out to be responsible for the debts of any other Person or the decisions or actions respecting the daily business and affairs of any other Person.

5.23        [Intentionally Reserved.]

5.24        Intellectual Property. No Loan Party nor any of its Subsidiaries owns any, or holds any licenses in, any registered trademarks, trade names, copyrights, patents or patent rights.

5.25        Patriot Act. To the extent applicable, each of FSEP, each Loan Party and each Subsidiary of a Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (the “Patriot Act”). No part of the proceeds of the Term Loans made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.26        OFAC. Neither FSEP nor any Loan Party nor any Subsidiary of a Loan Party is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. Neither FSEP nor any Loan Party nor any Subsidiary of a Loan Party (a) is a Sanctioned Person (as designated by OFAC) or a Sanctioned Entity (as designated by OFAC), (b) has assets located in Sanctioned Entities, or (c) derives any of its revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Term Loan hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

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ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Term Loan Commitment remains outstanding or any Term Loan or other Obligation hereunder (other than, following the termination of this Agreement in accordance with its terms, any indemnity or expense reimbursement Obligation as to which no claim has been made) shall remain unpaid or unsatisfied, the Loan Parties shall (and shall cause their respective Subsidiaries (including each Tax Blocker Subsidiary) to):

6.01        Financial Statements. Deliver to the Administrative Agent:

(a)      As soon as available, but in any event within seven (7) Business Days after the end of each fiscal month of the Company, a monthly reporting package in substantially the form set forth in Exhibit G hereto; each of which monthly reporting packages the Company hereby confirms shall contain information which is true and correct in all material respects;

(b)      As soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of (i) FSEP (other than the fourth fiscal quarter of any fiscal year), the consolidated balance sheet of FSEP and its consolidated Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations, schedule of investments, changes in net assets and cash flows and shareholders’ equity of FSEP and its consolidated Subsidiaries as of the end of and for such fiscal quarter, all in reasonable detail and prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes, and certified by a Responsible Officer of FSEP; provided, that the requirements set forth in this clause (b)(i) may be fulfilled by providing to the Administrative Agent for distribution to each Lender a hyperlink to the report filed by FSEP with the SEC on Form 10-Q for the applicable quarterly period, and (ii) the Company (other than the fourth fiscal quarter of any fiscal year), the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations, schedule of investments, changes in net assets and cash flows and shareholders’ equity of the Company and its Subsidiaries as of the end of and for such fiscal quarter, all in reasonable detail and prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes, and certified by a Responsible Officer of the Company;

(c)      As soon as available, but in any event within ninety (90) days after the end of each fiscal year of (i) FSEP (beginning with the fiscal year ending December 31, 2015 and each fiscal year thereafter), the consolidated balance sheet of FSEP and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, schedule of investments, changes in net assets and cash flows and shareholders’ equity of FSEP and its consolidated Subsidiaries as of the end of and for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report or opinion of an independent certified public accountant of nationally recognized standing, which report or opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided, that there shall be no violation of this clause (c)(i) if the report or opinion is subject to a “going concern” or other qualification solely as a result of the impending stated final maturity date under this Agreement; provided, further, that the requirements set forth in this clause (c)(i) may be fulfilled by providing to the Administrative Agent for distribution to each Lender a hyperlink to the report filed by FSEP with the SEC on Form 10-K for the applicable fiscal year; and (ii) the Company (beginning with the fiscal year ending December 31, 2015 and each fiscal year thereafter), the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, schedule of investments, changes in net assets and cash flows and shareholders’ equity of the Company and its Subsidiaries as of the end of and for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, and certified by a Responsible Officer of the Company;

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(d)      Together with the delivery of the financial statements of FSEP and the Company under clause (b) and clause (c) above, a Compliance Certificate;

(e)      No later than the date on which the financial statements of FSEP and the Company are required to be delivered for each fiscal quarter pursuant to clause (b) and clause (c) above, (i) the current credit memo summary with respect to each Portfolio Investment, and (ii) to the extent an Event of Default exists and is continuing at the time of any delivery to be made under this clause (e) and subject to the applicable requirements or procedures of the applicable third party valuation providers, a copy of the third party valuation report with respect to each Portfolio Investment; and

(f)      As soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of the Company, an account compliance summary, in substantially the form attached hereto as Exhibit J or other form containing substantively similar information.

6.02        Certificates; Other Information. Deliver to the Administrative Agent:

(a)      Promptly, such additional information regarding the Collateral, the Obligors, the Subject Investment Pool, any other Portfolio Investments, the business, financial or corporate affairs of FSEP, any Loan Party or any Subsidiary of a Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request;

(b)     Upon the written request of the Administrative Agent, subject to applicable confidentiality restrictions thereon and Section 12.07, the Company shall provide to the Administrative Agent a copy of any “disqualified lender list” or similar list received by any Loan Party or any Subsidiary of a Loan Party in connection with any Portfolio Investment; and

(c)      To the extent not otherwise delivered to the Administrative Agent pursuant to the terms hereof, upon the written request of the Administrative Agent, the Company shall provide to the Administrative Agent a copy of any report(s) delivered to a Loan Party or any Subsidiary of a Loan Party by the Custodian under the Custodial Agreement, including, for clarity, any such reports delivered under Section 2.14 of the Custodial Agreement.

Any documents, schedules, invoices or other papers delivered to the Administrative Agent or the Lenders may (but shall not be required to) be destroyed or otherwise disposed of by the Administrative Agent or the Lenders at any time after the same are delivered to the Administrative Agent or the Lenders, except as otherwise designated by the Company to the Administrative Agent in writing, but shall at all times be subject to the confidentiality provisions of Section 12.08 hereof.

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The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties or any Subsidiary with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03        Notices. Upon FSEP, any Loan Party or any Subsidiary of a Loan Party having actual knowledge of any of the following, promptly notify the Administrative Agent:

(a)      of the occurrence of any Default or Event of Default (provided, that if any such Default is subsequently cured within the time periods set forth herein, the failure to provide notice of any such Default shall not itself result in an Event of Default hereunder);

(b)      of any matter (excluding matters of a generic economic, financial or political nature to the extent that they would not reasonably be expected to have a disproportionate effect on FSEP, the Loan Parties or any Subsidiary of a Loan Party) that has resulted or would reasonably be expected to result in a Material Adverse Effect, including, to the extent applicable, (i) material breach or non-performance of, or any default under, a material Contractual Obligation of FSEP, any Loan Party, any Subsidiary of a Loan Party or any Portfolio Investment Document; (ii) any material dispute or material Litigation between FSEP, any Loan Party or any Subsidiary of a Loan Party and any Governmental Authority; (iii) the commencement of, or any material development in, any Litigation affecting FSEP, any Loan Party, any Subsidiary of a Loan Party or any Collateral; or (iv) any material loss, damage, or Litigation relating to the Collateral;

(c)      of any material change in accounting policies or financial reporting practices by FSEP or the Company requiring FSEP or the Company to restate any of its financial statements previously delivered to the Administrative Agent pursuant to Section 6.01;

(d)      (i)      of any breach or other default in any material respect by the Investment Manager under the Investment Management Agreement or (ii) of any material breach of, or other material default under, in any case of which the Company has knowledge, the Custodian under the Custodial Agreement;

(e)      [Intentionally Reserved]; and

(f)      of any material changes to the Investment Guidelines or the Prospectus, in each case, for which the consent of the Administrative Agent is required under Section 7.14.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth in reasonable detail the occurrence referred to therein and, if applicable, stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

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6.04        Payment of Obligations. Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by FSEP, the applicable Loan Party or such applicable Person, (b) all lawful claims which, if unpaid, would by Law become a Lien, other than a Permitted Lien, upon any material property of such Person, and (c) all material Indebtedness of such Person, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05        Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; and (b) take all reasonable action to maintain all rights, privileges, permits, Licenses and franchises necessary in the normal conduct of its business, except (in the case of this clause (b)) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Neither FSEP nor any Loan Party nor any Subsidiary of a Loan Party will change its name, state of organization or location of its chief executive office without at least thirty (30) days’ prior written notice to the Administrative Agent.

6.06        Preservation of Separate Existence. Take all reasonable steps, including all steps that the Administrative Agent may from time to time reasonably request, to maintain each Loan Party’s and each Subsidiary’s identity as a separate legal entity and to make it manifest to third parties that such Loan Party and such Subsidiary is an entity with assets and liabilities distinct from those of FSEP or any Affiliate of FSEP (other than such Loan Party or such Subsidiary) and not just a division of FSEP or any Affiliate of FSEP. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein:

(a)      The Company will be a limited purpose company whose primary activities are restricted in its Organizational Documents to owning financial and other Investment assets and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

(b)     Neither the Company nor any Tax Blocker Subsidiary shall have any employees; provided, that for the avoidance of doubt, the Company and each Tax Blocker Subsidiary shall be permitted to have officers and directors;

(c)      The Company and each Tax Blocker Subsidiary will allocate and charge fairly and reasonably overhead expenses shared with any other Person. To the extent, if any, that the Company and/or a Tax Blocker Subsidiary and any other Person share items of expenses such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered;

(d)      The Company will maintain its books and records separately from those of any other Person;

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(e)      All audited financial statements of any Person that are consolidated to include the Company or a Tax Blocker Subsidiary will contain detailed notes clearly stating that (A) all of the Company’s assets are owned by the Company, (B) all of each Tax Blocker Subsidiary’s assets are owned by such Tax Blocker Subsidiary, and (C) the Company and each Tax Blocker Subsidiary is a separate legal entity;

(f)       The Company and each Tax Blocker Subsidiary will maintain its assets in a manner that facilitates their identification and segregation from those of any other Person;

(g)      The Company will strictly observe limited liability company formalities in its dealings with all other Persons, and funds or other assets of the Company and each Tax Blocker Subsidiary will not be commingled with those of any other Person (other than another Loan Party or a Subsidiary of a Loan Party);

(h)     Neither the Company nor any Tax Blocker Subsidiary will hold itself out to be responsible for the debts of any other Person or the decisions or actions respecting the daily business and affairs of any other Person; and

(i)       Each Tax Blocker Subsidiary will own solely Equity Investments and other investments reasonably related or ancillary thereto (including, without limitation, net profits interests and royalties).

6.07        Compliance with Laws. Comply in all material respects with the requirements of all Laws and all Judgments applicable to it or its business or property, except in such instances in which (a) such requirement of Law or Judgment is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.08        Books and Records. Maintain (a) proper books of record and account, in which true and correct entries in all material respects in accordance with GAAP shall be made of all financial transactions and matters involving the assets and business of such Person, and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Person (including, for clarity, in accordance with the Investment Guidelines, copies of the Portfolio Investments and all related Portfolio Investment Documents and all files, surveys, certificates, correspondence, appraisals, computer programs, accounting records and other information and data in the possession of any Loan Party, any Subsidiary of a Loan Party or the Investment Manager, as applicable, relating to the Collateral), except (solely in the case of this clause (b)) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.09        Inspection Rights. Permit representatives and agents of the Administrative Agent to (i) visit and inspect any of its properties, to examine its corporate, financial and operating records (including, for clarity, copies of the Portfolio Investments and all related Portfolio Investments Documents and all material files, surveys, certificates, correspondence, appraisals, computer programs, accounting records and other information and data in the possession of any Loan Party, any Subsidiary of a Loan Party or the Investment Manager, as applicable, relating to the Collateral), and make copies thereof, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants and, at any time at which an Event of Default exists and is continuing, to, subject to the applicable requirements or procedures of the applicable third parties, discuss with appraisers furnishing appraisals of property securing any Portfolio Investments the procedures for preparation, review and retention of, and to review and obtain copies of, such appraisals (provided, in any such case, that representatives of such Person may be present at any such discussions), and (ii) from time to time, audit the Collateral (including Foreclosed Property), or any portion thereof, in order to verify any Loan Party’s and its Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral, in any case, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice from the Administrative Agent to such Person; provided, that so long as no Event of Default shall have occurred and be continuing (at which time no limit shall apply), no more than one (1) such inspection or audit shall be conducted in any one year; provided, further, that, with respect to any audit to be conducted hereunder, the Administrative Agent and the Company shall cooperate in good faith to determine the scope of any such audit.

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6.10        Collections.

(a)     Cause all Collateral Revenues and Proceeds paid to or received by a Loan Party, any Subsidiary of a Loan Party or the Investment Manager to be deposited in the Collection Account.

(b)     Instruct (or cause such instructions to be given to) all Obligors, or the administrative agent or collateral agent related to such Portfolio Investment, to at all times pay all Collateral Revenues and Proceeds directly to the Collection Account.

(c)     Cause the Collection Account to be subject at all times to a Securities Account Control Agreement that is in full force and effect and which shall constitute a present grant of control to the Administrative Agent sufficient to perfect a first priority Lien (subject to Permitted Liens) in the Collection Account in favor of the Administrative Agent, for the benefit of the Lenders.

(d)     Notwithstanding the foregoing, in the event any Collateral Revenues and Proceeds are remitted directly to or otherwise come into the possession of FSEP, any Loan Party, any Subsidiary of a Loan Party or any Affiliate of any of the foregoing, the Loan Parties will take all actions necessary to cause such items to be deposited into the Collection Account promptly following receipt thereof, and, at all times prior to such remittance, such Person will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Administrative Agent.

(e)     Maintain exclusive ownership (subject to the terms of this Agreement) of the Collection Account and shall not otherwise grant the right to take dominion and control of the Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Administrative Agent as contemplated by this Agreement and the applicable Securities Account Control Agreement.

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6.11        Securities and Investments. Cause all Collateral consisting of securities and Investments (other than Portfolio Investments held separately by the Custodian under the Custodial Agreement) owned by the Company or any other Loan Party and held by a securities intermediary to be held in one of the Securities Accounts listed on Schedule 4.01(c) attached hereto, which Schedule may be updated by the Company from time to time by delivering to the Administrative Agent a revised Schedule 4.01(c) reflecting any changes with respect to the Securities Accounts maintained by the Company or any other Loan Party. With respect to any new Securities Account reflected on a revised Schedule 4.01(c) delivered after the Closing Date, prior to causing any Collateral consisting of securities or Investments owned by the Company or any other Loan Party to be held in any such new Securities Account, the Company or the applicable Loan Party shall enter into a Securities Account Control Agreement with respect to such Securities Account. Each such Securities Account Control Agreement shall constitute a present grant of control to the Administrative Agent sufficient to perfect a first priority Lien (subject to Permitted Liens) in the affected Securities Account in favor of the Administrative Agent, for the benefit of the Lenders.

6.12        Portfolio Investments. Take all action necessary to:

(a)      deliver to the Custodian (I) any and all promissory notes and/or certificates evidencing Capital Stock issued by the applicable Obligor to the applicable Loan Party or any Subsidiary of a Loan Party with respect to each Portfolio Investment, as well as, to the extent available to the applicable Loan Party or applicable Subsidiary, the primary transaction documents, in each case, together with any material amendments or other modifications thereto, executed and delivered in connection with, such Portfolio Investment, and (II) in each case to the extent reasonably requested by the Administrative Agent and to the extent available to the applicable Loan Party or any Subsidiary of a Loan Party, copies of all other material Portfolio Investment Documents executed and delivered with respect thereto, including, in each case, all exhibits and schedules thereto, together with any material amendment, restatement, supplement or other modification to or waiver of any material Portfolio Investment Document entered into;

(b)     use commercially reasonable efforts to cause (i) any Portfolio Investment originated or acquired following the Closing Date to permit the Lien of the Administrative Agent for the benefit of Lenders hereunder, and (ii) any Equity Investment originated or acquired following the Closing Date to constitute a “general intangible” under the UCC; provided, that it shall not be deemed commercially unreasonable under this clause (b) for the Company not to solicit consent from any Obligor with respect to the matters set forth in this clause (b) if the Company determines in its reasonable business judgment that it would be imprudent or futile to do so;

(c)      cause each Portfolio Investment to be credit reviewed and underwritten by the Investment Manager in the ordinary course of its business and in compliance with the Investment Guidelines; and

(d)     except with respect to Permitted Liens, cause the Portfolio Investment Documents evidencing each Portfolio Investment comprising the Subject Investment Pool to continue not to prohibit the Lien Granted to the Administrative Agent hereunder and under the other Loan Documents or the exercise of remedies hereunder or thereunder following any Event of Default.

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6.13        Ownership. Take all necessary action to (i) vest legal and equitable title to the Collateral owned by the Company, another Loan Party or FSEP, as applicable, in the name of the Company, such other Loan Party or FSEP, as applicable, free and clear of any Lien (other than Liens in favor of the Administrative Agent and other Permitted Liens), and, in the case of any Portfolio Investment with respect to which the Company or another Loan Party is the administrative agent and/or collateral agent (or holds a similar title or role with respect thereto) take all steps reasonably necessary to ensure, in accordance with the Investment Guidelines and the underlying Portfolio Investment Documents, the Liens created by the underlying Portfolio Investment Documents in favor of the Company or such Loan Party which are required to be perfected are valid and perfected in favor of the Company or such Loan Party, as administrative agent and/or collateral agent, and (ii) establish and maintain, in favor of the Administrative Agent a valid and perfected first priority Lien in all Collateral, free and clear of any Lien (other than Permitted Liens and Collateral sold, liquidated, Disposed or discarded not in violation of this Agreement or the other Loan Documents), including the delivery of all financing statements and/or the execution and delivery of other similar instruments or documents necessary under the UCC (or any comparable Law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Lenders) Lien in the Collateral and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent as the Administrative Agent may reasonably request.

6.14        Taxes. File all federal and other material Tax returns and reports required by Law to be filed by it and will promptly pay all federal and other material Taxes and governmental charges at any time owing, except any such Taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

6.15        Post-Closing Matters. Deliver to the Administrative Agent, on or before the date which is sixty (60) days after the Closing Date (or such later date as determined by the Administrative Agent in its reasonable discretion), a written consent, each of which shall be (a) in substantially the form provided to the Administrative Agent prior to the Closing Date, or (b) in a form otherwise reasonably satisfactory to the Administrative Agent, under the Portfolio Investment Documents with each of the Obligors listed on Schedule 6.15, in any case, to the Grant of the Lien to the Administrative Agent for the benefit of Lenders, on the Capital Stock of the Company and each Tax Blocker Subsidiary under the terms of the Loan Documents. For the avoidance of doubt and notwithstanding anything else herein to the contrary, (i) any failure of the Loan Parties to deliver any of the above-referenced consents in accordance with this Section 6.15 shall not constitute an Event of Default hereunder and (ii) the sole remedy for any failure of the Loan Parties to deliver to the Administrative Agent any of the above-referenced consents in accordance with this Section 6.15 shall be the exclusion from the calculation of the Total Portfolio Value hereunder of the Value of each Portfolio Investment for which no such consent is delivered in accordance with this Section 6.15.

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6.16        New Subsidiaries. In the event that any Person becomes a Subsidiary of the Company after the Closing Date (other than a new Tax Blocker Subsidiary), cause such Subsidiary to within thirty (30) days after such Person becomes a Subsidiary, become a “Guarantor” and a “Loan Party” hereunder by executing and delivering to the Administrative Agent such documents and instruments (but excluding opinions of counsel) as may be reasonably requested by the Administrative Agent in connection therewith, including without limitation a Guaranty, applicable joinders or other documents Granting a Lien to the Administrative Agent, for the benefit of the Lenders on any and all Collateral owned by such Subsidiary on terms substantially consistent with those set forth herein and such documents, instruments, agreements, and certificates as are similar to those described in Sections 4.01(a)(ii), (a)(iii), (a)(iv) and (a)(v), 4.01(b), 4.01(c) and 4.01(k), in any case, as the same are in form and substance reasonably satisfactory to the Administrative Agent. With respect to each such Subsidiary, the Company shall also promptly send to the Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Company, and (ii) all of the data required to be set forth in Schedules hereto with respect thereto.

6.17        Collection of Portfolio Investments. Subject to Section 6.10 and Section 8.08, use or cause the Investment Manager to use commercially reasonable efforts, at its sole cost and expense and in its own name, in accordance in all material respects with industry standards and applicable Laws, to promptly and diligently collect and enforce payment of all Portfolio Investments to the extent that it is commercially reasonable to do so and the applicable Loan Party, applicable Subsidiary of a Loan Party or the Investment Manager, as applicable, believes in its reasonable credit judgment that it is prudent to do so. It is acknowledged and agreed that the applicable Loan Party, applicable Subsidiary of a Loan Party or the Investment Manager possesses only such rights with respect to the enforcement of rights and remedies with respect to the Portfolio Investments and the related collateral and Portfolio Investment Documents as have been acquired by the applicable Loan Party or applicable Subsidiary of a Loan Party with respect to the related Portfolio Investment, and therefore, for all purposes under this Agreement, the applicable Loan Party, applicable Subsidiary of a Loan Party or the Investment Manager on its behalf shall perform its duties hereunder with respect to such Portfolio Investment only to the extent that, as a lender, administrative agent and/or collateral agent (or similar role) under the related Portfolio Investment Documents, it has the right to do so and believes in its reasonable credit judgment that it is prudent to do so.

6.18        Insurance. Maintain insurance respecting the Company’s and its Subsidiaries’ assets wherever located, covering such hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses.

6.19        Location of Collateral. Keep or cause the Investment Manager to keep the Collateral only at (i) the locations identified on Schedule 5.10(a), (ii) with the Administrative Agent or the Custodian in accordance with the terms hereof or (iii) in the Collection Account in accordance with the terms hereof, and maintain the chief executive offices of each Loan Party and its Subsidiaries only at the locations identified on Schedule 5.10(a) (as such location may be changed in accordance with Section 6.05).

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ARTICLE VII.
NEGATIVE COVENANTS

So long as any Term Commitments remain outstanding or any Term Loan or other Obligation hereunder (other than, following the termination of this Agreement in accordance with its terms, any indemnity and expense reimbursement Obligation as to which no claim has been made) shall remain unpaid or unsatisfied, no Loan Party shall (nor shall it permit any of its respective Subsidiaries (including each Tax Blocker Subsidiary) to):

7.01        Indebtedness. Incur any Indebtedness on or after the Closing Date, except for the Indebtedness created under any Loan Document and Permitted Indebtedness.

7.02        Liens. Directly or indirectly create, incur, assume or suffer to exist, any Lien on any of its properties or assets of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for the Liens created pursuant to the Loan Documents and Permitted Liens.

7.03        Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, except that (a) any Subsidiary of the Company may be merged or consolidated with or into the Company or any other Subsidiary that is a Guarantor; provided, that (i) if any such transaction involves the Company, the Company shall be the continuing or surviving entity, and (ii) if any such transaction shall be between a Subsidiary and a wholly owned Subsidiary that is a Guarantor, the wholly owned Subsidiary that is a Guarantor shall be the continuing or surviving entity; and (b) any Subsidiary of the Company may be liquidated or dissolved; provided, that in connection with such liquidation or dissolution, any and all of the assets of such Subsidiary shall be distributed or otherwise transferred to the Company or any wholly-owned Subsidiary of the Company that is a Guarantor.

7.04        Investments. Directly or indirectly, make or own any Investment in any Person, except for Permitted Investments.

7.05        Dispositions. Dispose of any Collateral or any other property or assets, or enter into any agreement to make any such Disposition, except for (a) Permitted Dispositions, (b) as permitted by Section 7.06 to the extent constituting a Disposition or (c) otherwise with the prior written consent of the Administrative Agent. A Portfolio Investment shall be automatically released from the Lien of this Agreement and the other Loan Documents, without any action of the Administrative Agent or any other Person, in connection with any Disposition of such Portfolio Investment as long as such Disposition both (i) occurs in the ordinary course of the applicable Loan Party’s business and (ii) is not prohibited by, and does not otherwise breach, any of the Loan Documents. Upon the reasonable request of the Company following the consummation of any Disposition permitted hereunder, the Administrative Agent agrees to promptly file appropriate UCC-3 statements with respect to the assets the subject of such permitted Disposition and the Administrative Agent agrees to promptly execute and deliver other releases as are reasonably requested by the Company in connection with such assets, in each case, at the Company’s sole cost and expense.

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7.06        Restricted Payments. Directly or indirectly declare, pay or make any Restricted Payment; provided, that (i) the Company may declare, pay or make Permitted Distributions, (ii) any Loan Party may declare, pay or make Restricted Payments to the Company, and (iii) any Subsidiary of any Loan Party may declare, pay or make Restricted Payments to the applicable Loan Party. To the extent a Permitted Distribution is made by the Company in accordance with the terms hereof, it shall be made “free of” the Lien of the Administrative Agent for purposes of Section 9-315(a) of the UCC.

7.07        Change in Nature of Business. Without the Administrative Agent’s prior written consent, engage in (i) any business other than the funding and/or acquisition of Portfolio Investments and the ownership of the Collateral and activities reasonably incidental, ancillary or related thereto or (ii) any activities other than the entry into the Loan Documents and those expressly contemplated by the Loan Documents (including its performance thereunder).

7.08        Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of FSEP, whether or not in the ordinary course of business, other than (a) transactions expressly permitted by this Agreement and the other Loan Documents, including sales and contributions of Portfolio Investments from FSEP to a Loan Party or its respective Subsidiaries and transactions with the Investment Manager pursuant to the Investment Management Agreement, in each case, in accordance with the terms thereof and hereof; (b) other transactions (including, without limitation, the lease of office space or computer equipment or software by a Loan Party or a Subsidiary thereof from an Affiliate) (i) in the ordinary course of business, (ii) pursuant to the reasonable requirements of such Person’s business, and (iii) upon fair and reasonable terms that are no less favorable to such Person than could be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of FSEP, (c) the making of Permitted Distributions and Permitted Dispositions in accordance with this Agreement and other transactions consummated in accordance with this Agreement, (d) the payment of compensation and reimbursement of expenses of officers and directors of the Loan Parties in a manner consistent with current practice of the Company and general market practice, and indemnification of officers and directors of the Loan Parties and their Subsidiaries in the ordinary course of business; (e) transactions between or among Loan Parties, (f) transactions between or among any of the Loan Parties and FSEP which otherwise would not violate the terms of any Loan Document, and (g) transactions with one or more Affiliates permitted by an exemptive order which otherwise would not violate the terms of any Loan Document.

7.09       Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document or any Portfolio Investment Document) that limits the ability of such Loan Party or Subsidiary to create, incur or assume Liens on its assets or property in favor of the Administrative Agent to secure the Obligations.

7.10       Use of Proceeds. Use the proceeds of Term Loans for any purpose that (a) constitutes a violation of Regulations T, U or X promulgated by the FRB or (b) is otherwise prohibited by this Agreement.

7.11       Amendments to Organizational Documents; Investment Management Agreement; Custodial Agreement. Without the prior written consent of the Administrative Agent (such written consent not to be unreasonably withheld, conditioned or delayed), amend, supplement, modify or otherwise make any material change to any Organizational Document that is materially adverse to the interests of the Administrative Agent and/or the Lenders (other than to change the registered agent thereunder). Without the prior written consent of the Administrative Agent (such written consent not to be unreasonably withheld or delayed), amend, supplement, modify or otherwise make any change to the Investment Management Agreement or the Custodial Agreement that is materially adverse to the Administrative Agent or the Lenders.

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7.12       Change in Payment Instructions to Obligors. Change, add or terminate any bank or other institution at which a Deposit Account or a Securities Account is maintained, or open any new Deposit Account or Securities Account, or make any change in the instructions to any Obligor regarding payments to be made to the Collection Account, except, in any case, to a new Collection Account subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, in accordance with the terms hereof.

7.13        Issuance of Capital Stock; Subsidiaries. Issue any additional Capital Stock that would result in a Change of Control or, in the case of the Company or a Tax Blocker Subsidiary (except for any Excluded Assets), which is not subject to the Lien of the Administrative Agent, for the benefit of the Lenders, pursuant to the Collateral Documents, or create, form or acquire any Subsidiary, except in compliance with Section 6.16.

7.14        Amendments to Investment Guidelines and Prospectus. Make any material changes or revisions to the application of the Investment Guidelines (as in effect on the Closing Date) or the Prospectus (as in effect on the Closing Date), in either case, to the Loan Parties or their Subsidiaries without advance notice to and written consent by the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), except as required by applicable Law or Governmental Authority; provided, that this Section 7.14 shall not be construed to limit or impair the ability of FSEP to make changes to the Investment Guidelines or the Prospectus.

7.15        ERISA. Neither FSEP nor any Loan Party nor any Subsidiary of a Loan Party shall become obligated in any manner with respect to any (i) Plans, (ii) Pension Plans or (ii) Multiemployer Plans, and neither FSEP nor any Loan Party nor any Subsidiary of a Loan Party shall become an ERISA Affiliates of any Person.

7.16        Financial Covenants.

(a)      Permit:

 (i)       the shareholders’ equity of FSEP and its Subsidiaries on a consolidated basis (as determined in accordance with GAAP) to be less than $1,500,000,000 as of the end of any fiscal quarter during the term hereof;

(ii)       FSEP to have an asset coverage ratio (as determined in accordance with the Investment Company Act) less than 2.00:1.00;

(iii)      the ratio, as of the end of any fiscal quarter during the term hereof, of (x) the Total Portfolio Value as of such date to (y) the aggregate consolidated Indebtedness of the Company and its Subsidiaries as of such date (the “Asset Coverage Ratio”) to be less than:

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(A)      3.00:1.00, so long as the aggregate Value of all Non-Equity Investments as of such date is equal to at least 180% of the aggregate consolidated Indebtedness of the Company and its Subsidiaries as of such date; provided, for the avoidance of doubt, in the case of any calculation under this clause (A), in no event shall the Value of the Equity Investments included in the calculation of the Asset Coverage Ratio exceed 40.0% of the Total Portfolio Value; or

(B)      3.25:1.00, so long as the aggregate Value of all Non-Equity Investments as of such date is less than 180% of the aggregate consolidated Indebtedness of the Company and its Subsidiaries as of such date; or

 (iv)     as of the end of any fiscal quarter during the term hereof, there to be fewer than ten (10) Unrelated Obligors with respect to the Portfolio Investments.

(b)     Right to Cure.

 (i)        In the event the Loan Parties and their Subsidiaries fail to comply with the minimum Asset Coverage Ratio required pursuant to Section 7.16(a)(iii) (the “Minimum Asset Coverage Ratio”) as of the last day of any fiscal quarter during the term hereof, then FSEP may, until (A) in the case of each fiscal quarter other than the fourth fiscal quarter of any fiscal year, the date which is fifty-five (55) days after the end of such fiscal quarter and (B) in the case of the fourth fiscal quarter of any fiscal year, each of (I) the date which is fifty-five (55) days after the end of such fiscal quarter, and (II) the date which is ten (10) days after the date on which financial statements are required to be delivered for such fiscal year pursuant to Section 6.01(c) (such date(s) under clause (A) and clause (B) above, in each case, the “Cure Deadline”), make to the Company either (i) a Cash equity contribution or (ii) an equity contribution consisting of additional Portfolio Investments (the amount or Value of any such contribution under clause (i) or clause (ii) above being, the “Cure Amount”), which shall be either (x) immediately used by the Company to prepay the Term Loans, or (y) retained by the Company from and after such contribution in accordance with the terms hereof (the right to make any such contribution, the “Cure Right”); provided, that (A) any Cure Amount shall be received by the Company no later than the Cure Deadline with respect to the applicable fiscal quarter, (B) in the case of a prepayment of the Term Loans, all Cure Amounts shall be immediately remitted to the Administrative Agent and applied by the Administrative Agent to prepay the Term Loans in accordance with the terms hereof, and (C) in the case of the retention by the Company of Cash or additional Portfolio Investments, such assets shall be subject to the terms hereof in all respects. Upon the exercise of any Cure Right in accordance with the previous sentence, the Asset Coverage Ratio shall be recalculated on a pro forma basis (using the most current Value of each applicable Portfolio Investment, including, for clarity, any additional Portfolio Investment constituting a portion of the Cure Amount, then available to the Company) solely for the purpose of determining compliance therewith as of the end of the applicable fiscal quarter. If, after giving effect to the recalculation in the previous sentence, the Loan Parties and their Subsidiaries shall then be in compliance with the Minimum Asset Coverage Ratio, the Loan Parties and their Subsidiaries shall be deemed to have satisfied the requirements of the Minimum Asset Coverage Ratio as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Minimum Asset Coverage Ratio that had occurred shall be cured for all purposes of this Agreement and the other Loan Documents. Notwithstanding anything herein to the contrary and for purposes of clarity, a Default or Event of Default resulting solely from a failure to be in compliance with the Minimum Asset Coverage Ratio shall not exist from the end of the applicable fiscal quarter until the Cure Deadline with respect to such fiscal quarter.

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(ii)       In the event the Loan Parties and their Subsidiaries fail to comply with the covenant described in Section 7.16(a)(iv) as of the last day of any fiscal quarter during the term hereof, then the Company may, until the Cure Deadline with respect to such fiscal quarter, cure such failure by increasing to ten or more the number of Unrelated Obligors with respect to the Portfolio Investments. If, after giving effect to the exercise of the cure right in the previous sentence, the Loan Parties and their Subsidiaries shall then be in compliance with Section 7.16(a)(iv), the Loan Parties and their Subsidiaries shall be deemed to have satisfied the requirements of Section 7.16(a)(iv) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of or default under Section 7.16(a)(iv) that had occurred shall be cured for all purposes of this Agreement and the other Loan Documents. Notwithstanding anything herein to the contrary and for purposes of clarity, a Default or Event of Default resulting solely from a failure to be in compliance with Section 7.16(a)(iv) shall not exist from the end of the applicable fiscal quarter until the Cure Deadline with respect to such fiscal quarter.

7.17       Investment Sub-Advisor. Permit or otherwise allow GSO Capital Partners LP, a Delaware limited partnership, to cease to be (i) a registered Investment Advisor under the Investment Advisers Act of 1940, as amended, and (ii) the “Sub-Advisor” of FS Investment Advisor, LLC pursuant to the terms of that certain Investment Sub-Advisory Agreement, dated of April 28, 2011, as the same is in effect on the Closing Date.

ARTICLE VIII.
SECURITY FOR OBLIGATIONS

8.01       Grant of Lien. To secure the prompt and complete payment when due of the Obligations and the performance by FSEP and the Loan Parties and their Subsidiaries of all of the covenants and obligations to be performed by them pursuant to this Agreement and each other Loan Document, each Loan Party hereby Grants to the Administrative Agent, on behalf of the Lenders, a security interest in and to all of such Loan Party’s right, title and interest in and to the Collateral, whether now owned or existing or hereafter arising or acquired and wheresoever located. Each Loan Party agrees that the foregoing sentence is intended to Grant in favor of the Administrative Agent, on behalf of the Lenders, a first priority continuing Lien (subject to Permitted Liens) in substantially all of such Loan Party’s real, personal and mixed property (whether tangible or intangible) from and after the Closing Date, subject to the exceptions and qualifications set forth herein.

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8.02        Negotiable Collateral. In addition to the other delivery requirements set forth in this Agreement, the Loan Parties shall cause each original note, certificate evidencing Capital Stock or other instrument evidencing a Portfolio Investment to be delivered to the Administrative Agent or the Custodian, duly endorsed by the applicable Loan Party in a manner consistent with the Custodial Agreement.

8.03       Collection of Accounts, General Intangibles, and Negotiable Collateral Following an Event of Default. At any time after the occurrence and during the continuation of an Event of Default, (a) the Administrative Agent or the Administrative Agent’s designee may notify account debtors of the Loan Parties (including any Obligors) that such Loan Party’s accounts, Portfolio Investments, chattel paper, and/or general intangibles are subject to a Lien in favor of the Administrative Agent and, at the option of the Administrative Agent, shall be paid directly to the Administrative Agent, and (b) at the election of the Administrative Agent by written notice to the Company, the Company shall (i) not permit the Investment Manager to (A) consent to any modification of any Portfolio Investment, (B) consent to any acquisition or Disposition of any Portfolio Investment under the Investment Management Agreement, or (C) take any other action with respect to the Company, the Collateral, any Portfolio Investment and/or any Portfolio Investment Document specified by the Administrative Agent to the Investment Manager from time to time (each of clause (A), (B) and (C) above, a “Specified Transaction”), in any case, without the prior written consent of the Administrative Agent, (ii) cause the Investment Manager to request and receive the prior written consent of the Administrative Agent prior to directing the Company to enter into any Specified Transaction, and (iii) sell or cause the Investment Manager to sell, in each case, at the direction of the Administrative Agent, any Portfolio Investment. In addition, at any time after the occurrence and during the continuation of an Event of Default, each Loan Party agrees that it will hold in trust for the Administrative Agent, for the benefit of the Lenders, as the Administrative Agent’s trustee, any Collateral Revenues that it receives and will deliver such Collateral Revenues to the Administrative Agent or the Collection Account in their original form as received by such Loan Party.

8.04       Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

(a)      Each Loan Party hereby authorizes the Administrative Agent to file any financing statement necessary or desirable to perfect the Liens Granted to the Administrative Agent for the benefit of the Lenders by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office (including the Filing Offices) without the signature of such Loan Party where permitted by applicable Law. Each Loan Party hereby ratifies the filing of any financing statement (including the Financing Statements) that complies with the preceding sentence filed without the signature of such Loan Party prior to the date hereof.

(b)     If any Loan Party acquires any commercial tort claims with a value in excess of $25,000 after the date hereof, such Loan Party shall promptly (but in any event within three (3) Business Days after such Loan Party has knowledge of such acquisition) deliver to the Administrative Agent a written description of such commercial tort claim and a written agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such Loan Party shall Grant a perfected Lien in all of its right, title and interest in and to such commercial tort claim to the Administrative Agent, as security for the Obligations (a “Commercial Tort Claim Assignment”).

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(c)      At any time upon the request of the Administrative Agent, each Loan Party shall execute or deliver to the Administrative Agent, any and all fixture filings, financing statements, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that the Administrative Agent may request in its reasonable discretion, in form and substance reasonably satisfactory to the Administrative Agent, to create, perfect, and continue perfected the Administrative Agent’s Liens in the Collateral of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), including (x) the creation and perfection of Liens in favor of the Administrative Agent in any owned real property acquired after the Closing Date, and (y) such additional actions as may be required in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. In addition, to the extent any material intellectual property is at any time acquired by any Loan Party and upon the reasonable request of the Administrative Agent, such Loan Party shall (1) provide the Administrative Agent with a report of all material patents, copyrights, and trademarks acquired or generated by such Loan Party, and (2) cause to be prepared, executed, and delivered to the Administrative Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the Liens created thereunder and/or such other documentation as the Administrative Agent reasonably deems necessary in order to perfect and continue perfected the Administrative Agent’s Liens on such intellectual property.

8.05        Power of Attorney. Each Loan Party hereby irrevocably makes, constitutes, and appoints the Administrative Agent (and any of the Administrative Agent’s officers, employees, or agents designated by the Administrative Agent) as such Person’s true and lawful attorney, with power to, upon the occurrence and during the continuance of an Event of Default, (a) if such Person refuses to, or fails timely to execute and deliver any of the documents described in Section 8.04(c), sign the name of the applicable Loan Party on any of the documents described in Section 8.04(c), (b) sign the applicable Loan Party’s name on any invoice or bill of lading relating to the Collateral, drafts against account debtors, or notices to account debtors, (c) send requests or make telephone inquiries for verification of the applicable Loan Party’s accounts or Portfolio Investments, (d) endorse the applicable Loan Party’s name on any of its payment items (including all of its Collateral Revenues) that may come into the Administrative Agent’s or any Lender’s possession, (e) make, settle, and adjust all claims pertaining to the applicable Loan Party under the policies of insurance relating to such Loan Party and make all determinations and decisions with respect to the interests of such Loan Party under such policies of insurance, (f) settle and adjust disputes and claims respecting the applicable Loan Party’s accounts, Portfolio Investments, the collateral underlying any Portfolio Investments, chattel paper or general intangibles directly with account debtors, applicable financial institutions or Obligors, for amounts and upon terms that the Administrative Agent reasonably determines, and the Administrative Agent may cause to be executed and delivered any documents and releases that the Administrative Agent reasonably determines to be necessary, (g) communicate directly with any and all account debtors and Obligors to verify the existence and terms thereof, (h) take any action authorized in Section 9.04, including issuing instructions with respect to any Deposit Account of an Obligor over which any Loan Party has “control” (as defined in the UCC), and (i) take any and all other actions, to do all things, to execute, endorse, deliver and file any and all writings, documents, instruments, notices, statements (including financing statements and writings to correct any ambiguity in any Loan Document), checks, drafts, acceptances, money orders, or other evidence of payment or Proceeds with respect to the Collateral, which may be or become necessary or desirable in the discretion of the Administrative Agent to accomplish the terms, purposes and intent of, or to fulfill any Loan Party’s obligations under the Loan Documents to which such Loan Party is a party, including the right to enter into any control agreements on behalf of any Loan Party in accordance with Sections 6.10 and 6.11, to appear in and defend any action or proceeding brought with respect to the Collateral, and to bring any action or proceeding, in the name and on behalf of any Loan Party, which the Administrative Agent, in its reasonable discretion, deems necessary or appropriate to protect its interest in the Collateral. The appointment of the Administrative Agent as each Loan Party’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than contingent and un-asserted claims for indemnity and expense reimbursement) have been fully and finally repaid and performed and the Lenders’ obligations to extend credit hereunder are terminated.

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8.06        [Intentionally Reserved.]

8.07       Control Agreements. In furtherance of the provisions of this Article VIII and the other terms of this Agreement, each Loan Party agrees that it will take any or all steps in order for the Administrative Agent, for the benefit of the Lenders, to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106 and 9-107 of the UCC with respect to all of its or their Securities Accounts, Deposit Accounts, electronic chattel paper, investment property and letter-of-credit rights. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may notify any bank or securities intermediary to, subject to applicable Law, liquidate the applicable Deposit Account or Securities Account or any related investment property maintained or held thereby and remit the proceeds thereof to the Administrative Agent for application to the Obligations in accordance with the terms hereof.

8.08       Servicing of Portfolio Investments. Subject at all times to Section 6.10, until such time as the Administrative Agent shall notify the Loan Parties of the revocation of such right after the occurrence and during the continuation of an Event of Default, the Loan Parties (a) shall, at the Loan Parties’ own expense, cause the Investment Manager to manage all of the Portfolio Investments in accordance with the Investment Guidelines. In furtherance of the foregoing and for clarity, to the extent the applicable Loan Party or any Subsidiary of a Loan Party is entitled to exercise (or withhold the right to exercise) any right to vote, consent, approve, amend, supplement, restate, waive or otherwise effect any matters with respect to the Portfolio Investments, including, without limitation, any Dispositions thereunder, such Loan Party or such Subsidiary will only act or withhold any action with respect to such matters in accordance with the Investment Guidelines. The Administrative Agent may, at its option, at any time or from time to time, after the occurrence and during the continuation of an Event of Default hereunder, revoke the collection and managing rights given to the Loan Parties herein by giving notice to the Company.

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8.09       Loan Parties’ Perfection. Each Loan Party represents and warrants that to the extent applicable with respect to those Portfolio Investments for which such Loan Party serves as administrative agent and/or collateral agent, if any: (a) all appropriate financing statements; and (b) all related financing statement assignments or amendments to financing statements in order to cause such Loan Party to be properly noted as secured party of record with respect thereto, have been filed in all filing locations as required to perfect and protect in favor of such Loan Party, as administrative agent for the benefit of all lenders, all Liens and rights evidenced by all applicable Portfolio Investments with respect to all personal property securing such Portfolio Investment Documents, except, in each case with respect to clauses (a) and (b) above, as would not reasonably be expected to result in a Material Adverse Effect.

8.10       Portfolio Investment Documents. Each Loan Party will, or will cause the Investment Manager or Subsidiary of a Loan Party to, provide to the Administrative Agent copies of any Portfolio Investment Documents in the possession of such Loan Party, such Subsidiary, the Investment Manager or the Custodian as the Administrative Agent may reasonably request.

8.11        Release of Portfolio Investments; Foreclosed Property.

(a)     When a Portfolio Investment is repaid in its entirety, the Administrative Agent’s Liens in such Portfolio Investment shall be automatically released, and upon such release, the Administrative Agent agrees to promptly file appropriate UCC-3 statements with respect to such Portfolio Investment and agrees to promptly execute and deliver other releases as are reasonably requested by the Company with respect to such Portfolio Investment, at the Company’s sole cost and expense.

(b)     In the event any Loan Party’s collateral assignment to the Administrative Agent of any Portfolio Investment Documents relating to a Portfolio Investment has been recorded and such Portfolio Investment is (i) repaid in its entirety, or (ii) in default and such Loan Party is commencing foreclosure proceedings against the collateral securing such Portfolio Investment, then the Administrative Agent shall promptly execute a reassignment or release of such loan documents for the benefit of such Loan Party on forms prepared by such Loan Party and reasonably acceptable to the Administrative Agent.

(c)     When Foreclosed Property is sold by a Loan Party in accordance with (or not in violation of) the Investment Guidelines, the Administrative Agent shall promptly release the Administrative Agent’s Liens in such Foreclosed Property.

ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES

9.01       Events of Default. Any of the following shall constitute an “Event of Default”:

(a)      Non-Payment. FSEP or any Loan Party fails to pay (i) when and as required to be paid as set forth herein or in any other Loan Document, any payment of principal, or (ii) within three (3) Business Days after the same becomes due, any interest, fee or other amount (other than principal) due hereunder or under any other Loan Document; or

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(b)     Specific Covenants. Any Loan Party or any Subsidiary of a Loan Party fails to perform or observe (i) any term, covenant or agreement contained in any of Section 6.05 (with respect to existence only), Section 6.10 or Article VII or (ii) any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03 or 6.11 and such failure shall not have been remedied or waived within 7 days; or

(c)      Other Defaults. FSEP, any Loan Party or any Subsidiary of a Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) above) contained in any Loan Document and such failure shall not have been remedied or waived within 30 days after the earlier of (i) the receipt of notice by the Company from the Administrative Agent thereof or (ii) the Company otherwise having actual knowledge thereof; or

(d)      Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of FSEP, any Loan Party or any of their Subsidiaries or Affiliates herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)      Proceedings under Debtor Relief Laws, Etc. FSEP, any Loan Party or any Subsidiary of a Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 consecutive days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 consecutive days, or an order for relief is entered in any such proceeding; or

(f)      Inability to Pay Debts; Attachment. (i) FSEP, any Loan Party or any Subsidiary of a Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied, with respect to any Indebtedness or other obligation which is, individually or in the aggregate, in an amount equal to or in excess of (A) $25,000,000 against all or any material part of the property of FSEP, or (B) $5,000,000 against all or any material part of the property of any Loan Party or any Subsidiary of a Loan Party and, in any case of this clause (ii), is not released, vacated or fully bonded within 15 days after its issue or levy; or

(g)      Judgments.

 (i)       There is entered against FSEP (A) a final Judgment or order of a court of competent jurisdiction for the payment of Money in an aggregate amount exceeding $25,000,000, in each case, to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage, or (B) any one or more non-monetary final Judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (I) enforcement proceedings are commenced by any creditor upon such Judgment or order, or (II) such Judgment or order remains undischarged, unpaid, unstayed, unbonded or undismissed as of the earlier to occur of (x) 30 consecutive days after such Judgment or order is entered and becomes payable and (y) the date such Judgment or order becomes non-appealable; or

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 (ii)      There is entered against any Loan Party or any Subsidiary of a Loan Party (A) a final Judgment or order of a court of competent jurisdiction for the payment of Money in an aggregate amount exceeding $5,000,000, in each case, to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage, or (B) any one or more non-monetary final Judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (I) enforcement proceedings are commenced by any creditor upon such Judgment or order, or (II) such Judgment or order remains undischarged, unpaid, unstayed, unbonded or undismissed as of the earlier to occur of (x) 30 consecutive days after such Judgment or order is entered and becomes payable and (y) the date such Judgment or order becomes non-appealable; or

(h)     Default in Other Agreements. (i) Failure of FSEP, any Loan Party or any Subsidiary of a Loan Party to pay when due (after giving effect to any grace or cure period) any principal of or interest on or any other amount payable in respect of any Indebtedness (other than Indebtedness referred to in Section 9.01(a)) with an aggregate principal amount of $25,000,000 or more, in each case, beyond any applicable grace or cure period, if any, provided therefor; or (ii) breach or default by FSEP, any Loan Party or any Subsidiary of a Loan Party with respect to any other material term of (1) such Indebtedness referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond any applicable grace or cure period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(i)      Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than (x) as expressly permitted hereunder, (y) solely as a direct result of any action or inaction of the Administrative Agent or any Lender or (z) the satisfaction in full of all the Obligations (other than contingent and un-asserted claims for indemnification or expense reimbursement), ceases to be in full force and effect; or FSEP, any Loan Party or any Subsidiary of a Loan Party denies in writing the validity or enforceability of any Loan Document to which it is a party; or FSEP, any Loan Party or any Subsidiary of a Loan Party denies in writing that it has any or further liability or obligation under any Loan Document to which it is a party, or purports in writing to revoke, terminate or rescind any such Loan Document; or

(j)      Investment Company Act; Advisory Agreements. (i) Any Loan Party or any Subsidiary of a Loan Party shall become required to be registered as an “investment company” within the meaning of the Investment Company Act or the arrangements contemplated by the Loan Documents shall require registration by any Loan Party or any Subsidiary of a Loan Party as an “investment company” with the meaning of the Investment Company Act; or (ii) that certain Investment Advisory and Administrative Services Agreement, dated as of April 28, 2011, between FSEP and FS Investment Advisor, LLC ceases to be in full force and effect or shall have been amended in any manner that is materially adverse to the Administrative Agent or any Lender; or

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(k)     BDC; RIC. FSEP shall fail at any time to maintain its status as a “business development company” under the Investment Company Act or a RIC; or

(l)      Change of Control. A Change of Control shall occur; or

(m)    Lien. The Administrative Agent shall fail to have a valid, first priority perfected Lien in any Collateral (other than as relates to Permitted Liens, any action permitted in accordance with the Loan Documents, solely as a direct result of any action or inaction of the Administrative Agent or any Lender or solely with respect to Portfolio Investments permitted hereunder to be made in foreign Obligors, as a result of any foreign Laws with respect thereto); or

(n)     Investment Manager. The Investment Manager shall be in default of its material obligations under the Investment Management Agreement and shall not have been replaced within thirty (30) days after notification from the Administrative Agent.

9.02        Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, subject to Section 11.12, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)     terminate the unused Term Loan Commitments;

(b)     declare the unpaid aggregate principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party;

(c)     exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise with respect to the Subject Investment Pool;

(d)     exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law, which shall include the rights, powers and remedies (i) granted to secured parties under the UCC or other applicable Uniform Commercial Code; (ii) granted to the Administrative Agent or the Lenders under any other applicable Law; or (iii) granted to the Administrative Agent or the Lenders under this Agreement, the Term Loan Notes or any other Loan Document;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Person referenced hereinabove under the Bankruptcy Code, the Term Loan Commitments shall immediately terminate and the unpaid outstanding principal amount of all Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case, without further act of the Administrative Agent or any Lender. Notwithstanding the foregoing, the Administrative Agent shall give the Company two (2) Business Days’ prior written notice of its intention to take any action under clause (c) or clause (d) above solely in the event the Administrative Agent is taking such action with respect to an Event of Default which does not constitute a Material Event of Default hereunder.

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All such rights, powers and remedies shall be cumulative and not alternative and enforceable, in Required Lenders’ discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by FSEP or any Loan Party of this Agreement or any of the other Loan Documents. Any single or partial exercise of, or forbearance, failure or delay in exercising any right, power or remedy shall not be, nor shall any such single or partial exercise of, or forbearance, failure or delay be deemed to be a limitation, modification or waiver of any right, power or remedy and shall not preclude the further exercise thereof; and every right, power and remedy of the Administrative Agent or the Lenders shall continue in full force and effect until such right, power and remedy is specifically waived by an instrument in writing executed and delivered with respect to each such waiver by such parties.

9.03        Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after any outstanding Term Loan Commitments have automatically terminated and/or after the Term Loans and other Obligations have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First,      to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs to the extent required to be paid under Section 12.04 and amounts required to be paid under Article III) payable to the Administrative Agent hereunder in its capacity as such and including all reasonable, documented and out-of-pocket costs and expenses (including Attorney Costs, trustee fees and court costs) incurred in connection with any collection, receipt, recovery, appropriation, foreclosure or realization, or from any use, operation, sale, assignment, lease, pledge, transfer, delivery or Disposition of all or any of the Collateral, or with respect to the care, safekeeping, custody, maintenance, protection, administration or otherwise of any and all of the Collateral or in any way relating to the rights of the Administrative Agent and the Lenders under this Agreement;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders hereunder (including Attorney Costs to the extent required to be paid under Section 12.04 and amounts required to be paid under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third,     to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth,   to payment of that portion of the Obligations constituting the unpaid principal amount of the Term Loans (in such order as shall be determined by the Administrative Agent in its reasonable discretion), ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

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Fifth,     to the payment, satisfaction or discharge of any other Indebtedness or Obligations (including any reimbursement, subrogation, contribution or other obligation to any Person, but excluding contingent and un-asserted claims for indemnification or expense reimbursement), or otherwise as may be permitted or as required by any Law, rule or regulation (including Section 9-615(a)(3) of the UCC); and

Last,     the balance, if any, after all of the Obligations (excluding contingent and un-asserted claims for indemnification or expense reimbursement) have been paid in full, to the Company or as otherwise required by Law.

9.04       Special Rights of the Administrative Agent in respect of Portfolio Investments. Without limiting Section 8.03, Section 9.02 or Section 10.02, should the Company, any other Loan Party or the Investment Manager default in performance of its servicing or other obligations in respect of any Portfolio Investments, or fail to take any action necessary to preserve the ongoing performance, enforceability or value thereof then, in any such event, during the existence and during the continuance of an Event of Default, the Administrative Agent shall have the right to direct the Investment Manger to take such action as the Administrative Agent may deem necessary in its sole discretion to preserve the ongoing performance and enforceability of any such Portfolio Investment and preserve the value thereof, respectively, including without limitation, directing the Investment Manager to take any action that the applicable Loan Party, the applicable Subsidiary of a Loan Party or the Investment Manager is required or authorized to take in respect thereof or to otherwise properly manage same, or to contract with any Person to take or perform any such actions. Any advances, payments or other costs or expenses made or incurred by or on behalf of the Administrative Agent in directing the Investment Manager to take any action authorized under Section 8.03 or this Section 9.04 shall be included within the Obligations and reimbursed to the Administrative Agent on demand. The Administrative Agent’s rights under Section 8.03 and this Section 9.04 are cumulative of all other rights of the Administrative Agent under the Loan Documents and may be exercised in whole or in part, in the Administrative Agent’s discretion. The Administrative Agent shall have no obligation to direct the Investment Manager to take any action under either Section 8.03 or this Section 9.04, and no direction by the Administrative Agent under either Section 8.03 or this Section 9.04 shall obligate the Administrative Agent to continue any such direction or to make any other direction or additional direction under Section 8.03 or this Section 9.04.

ARTICLE X.
RIGHT TO CURE; REMEDIES; STANDARD OF CARE

10.01     Right to Cure. The Administrative Agent, on behalf of the Lenders, may, at its option but without any obligation, after an Event of Default that is continuing, after consultation with the Company, cure any default by any Loan Party under any Contractual Obligation when due or pay or bond on appeal any Judgment entered against any Loan Party or FSEP; discharge Taxes or other Liens at any time levied on or existing with respect to the Collateral; and pay any reasonable amount, incur any reasonable expense or perform any act which, in the Administrative Agent’s reasonable judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of the Administrative Agent or the Lenders with respect thereto. The Administrative Agent may add any amounts so expended to the Obligations, such amounts to be repayable by the Company on demand. The Administrative Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Loan Party or FSEP. Any payment made or other action taken by the Administrative Agent under this Section 10.01 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

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10.02     Remedies.

(a)      The Loan Parties (for themselves and their Subsidiaries) acknowledge and agree that if any Event of Default shall have occurred and be continuing, the Administrative Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for in this Agreement or otherwise available to it at Law or in equity, all the rights and remedies of the Administrative Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

 (i)        enter onto the property where any Collateral is located and take possession thereof with or without judicial process; and

 (ii)       without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise Dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for Cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable.

(b)      The Administrative Agent or any Lender may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Administrative Agent, as the Administrative Agent for and representative of the Lenders, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Loan Party or the Investment Manager, and each Loan Party hereby waives, after the occurrence and during the continuance of an Event of Default (to the extent permitted by applicable Law), all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of Law or statute now existing or hereafter enacted. Each Loan Party agrees that, to the extent notice of sale shall be required by Law, at least 10 days’ notice to such Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Loan Party hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other Disposition of the Collateral are insufficient to pay all the Obligations, the Loan Parties shall be liable for the deficiency and, subject to Section 12.04, any Attorney Costs reasonably incurred by the Administrative Agent to collect such deficiency. Each Loan Party further agrees that a breach of any of the covenants contained in this Section 10.02 may cause irreparable injury to the Administrative Agent, that the Administrative Agent may have no adequate remedy at Law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 10.02 shall be specifically enforceable against such Loan Party, and such Loan Party hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Obligations becoming due and payable prior to their stated maturities. Nothing in this Section 10.02 shall in any way alter the rights of the Administrative Agent hereunder.

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(c)      The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)      The Administrative Agent shall have no obligation to marshal any of the Collateral.

10.03     [Intentionally Reserved.]

10.04     Standard of Care; Administrative Agent May Perform. The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for Moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise Dispose of any Collateral upon the request of FSEP or any Loan Party or otherwise. If any Loan Party fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Loan Parties under Section 12.04.

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ARTICLE XI.
ADMINISTRATIVE AGENT

11.01     Appointment and Authorization of Administrative Agent. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action as contractual representative on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any trustee or fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

11.02     Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney- in-fact that it selects in the absence of gross negligence or willful misconduct with respect to such selection.

11.03     Liability of Administrative Agent.

(a)      No Agent-Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (ii) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any of its Affiliates or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of FSEP, any Loan Party or any Subsidiary of a Loan Party to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

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(b)      The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by a Loan Party or FSEP, or is cared for, protected or insured or that the Liens Granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent hereunder or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its reasonable discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

11.04     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, Consent(s) and/or Other Action, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company or any of its Affiliates), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of the Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

11.05     Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

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11.06     Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Company or any Affiliate (including FSEP and the other Loan Parties) thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Affiliates (including FSEP and the other Loan Parties), and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Affiliates (including FSEP and the other Loan Parties). Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Company or any of its Affiliates (including FSEP and the other Loan Parties) which may come into the possession of any Agent-Related Person.

11.07     Indemnification of Administrative Agent.

(a)      Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Loan Parties and without limiting the obligation of the Loan Parties to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable Judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, further, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.07. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section 11.07 shall survive termination of the Term Loan Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

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(b)     In addition to the foregoing, each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (b).

11.08     Administrative Agent in its Individual Capacity. Fortress Credit Co LLC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Affiliates (including FSEP and the other Loan Parties) as though Fortress Credit Co LLC was not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Fortress Credit Co LLC or its Affiliates may receive information regarding the Company or its Affiliates, including FSEP and the other Loan Parties (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate), and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Term Loan Commitments, Term Loan Notes and its Term Loans, Fortress Credit Co LLC shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Fortress Credit Co LLC in its individual capacity.

11.09     Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon 30 days’ notice to the Lenders and to the Company, which resignation shall become effective once the successor Administrative Agent succeeds to the rights, duties and obligations of the Administrative Agent hereunder. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, with the approval of the Company at all times other than during the existence of a Material Event of Default (which approval of the Company shall not be unreasonably withheld, conditioned or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” means such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article XI and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

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11.10     Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to FSEP, any Loan Party or any Subsidiary of a Loan Party, the Administrative Agent (irrespective of whether any amount of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on FSEP, such Loan Party or such Subsidiary) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a)     to file and prove a claim for the aggregate principal amount and interest owing and unpaid in respect of the Term Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with Section 9.03;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

11.11     Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a)     to take any action with respect to the Collateral which may be necessary to perfect and maintain perfected the Liens upon the Collateral Granted pursuant to any of the Loan Documents;

(b)     to release any Lien on any property Granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations, (ii) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (iii) in accordance with any provision for the release thereof provided for in this Agreement or the other Loan Documents, or (iv) subject to Section 12.01, if approved, authorized or ratified in writing by the Required Lenders;

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(c)     to subordinate any Lien on any property Granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02; and

(d)     following any such release or subordination described in the preceding clauses (b) and (c), to deliver to the Company at its expense, any Collateral so released that is then held by the Administrative Agent hereunder and to execute and deliver to the Company, such releases or other documents as the Company shall reasonably request to evidence or effectuate such release or subordination of Liens (including UCC termination statements, termination letters with respect to control agreements in favor of the Administrative Agent relating to the Loan Parties’ Deposit Accounts and Securities Accounts, intercreditor agreements and collateral agency agreements).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 11.11.

11.12     Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, the Administrative Agent shall, if (a) so requested (or consented to) by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of any Loan Documents authorizing the sale or other Disposition of all or any part of the Collateral (or any other property which is security for the Obligations) and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral (or such other property). The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other Disposition to the extent permitted under the terms hereof, the Lenders hereby agreeing to indemnify and hold the Administrative Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions; provided, that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

ARTICLE XII.
MISCELLANEOUS

12.01     Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than (x) the Fee Letter and (y) the Closing Letter, each of which may be amended by the parties thereto), and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Loan Parties and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

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(a)      waive any condition set forth in Section 4.01 or Section 4.02 on the Closing Date without the written consent of the initial Lenders;

(b)     extend or increase the Term Loan Commitment of any Lender without the written consent of such Lender;

(c)      postpone the Maturity Date or any date fixed (including under Section 2.04(c)) for any payment of the principal amount or interest due to any Lender without the written consent of such Lender(s);

(d)      reduce the principal amount of, or the rate of interest specified herein on, any Term Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest at the Default Rate;

(e)      change Section 2.02(e), Section 2.07 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)      change any provision of this Section 12.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of the Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)      release all or substantially all of the Collateral securing the Obligations or any guarantee (including the Guaranty) with respect thereto without the written consent of each Lender;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above and the Loan Parties, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

12.02     Notices and Other Communications; Facsimile Copies.

(a)      General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing or by any telecommunication device capable of creating a written record (including electronic mail and facsimile transmission). All such written notices shall be mailed, e-mailed, faxed or delivered to the applicable address or facsimile number, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

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 (i)       if to the Company or any other Loan Party or the Administrative Agent, to the address, the e-mail address, facsimile number or telephone number specified for such Person on Schedule 12.02 or to such other address, the e-mail address, facsimile number or telephone number as shall be designated by such party in a notice to the other parties; and

 (ii)      if to any Lender, to the address, the e-mail address, facsimile number or telephone number specified from time to time by such Lender to the Company and the Administrative Agent or to such other address, the e-mail address, facsimile number or telephone number as shall be designated by such party in a notice to the Company and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) the actual receipt thereof by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; and (B) if delivered by facsimile, when sent and receipt has been confirmed by telephone; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by the Administrative Agent. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)     Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic transmission. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on each applicable Loan Party, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

(c)     Reliance by the Administrative Agent and the Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof, so long as, in each case, such notice is issued by a Responsible Officer of the Company or by a person reasonably believed in good faith by the Administrative Agent to be a Responsible Officer of the Company. The Loan Parties shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties by the Company. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.03     No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege, subject to the terms of applicable Law. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

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12.04     Attorney Costs, Expenses and Taxes. Each Loan Party agrees (a) to pay or reimburse the Administrative Agent for all reasonable, documented and out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs (which shall be limited to the Attorney Costs of one primary outside counsel and one local counsel in each appropriate jurisdiction to the extent reasonably necessary), and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable, out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such reasonable, out-of-pocket costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including obtaining, maintaining, protecting and preserving the Administrative Agent’s and the Lender’s interest in the Collateral or Lien therein, foreclosing, retaking, holding, preparing for sale or lease, selling or otherwise Disposing or realizing on the Collateral or in exercising their rights hereunder or as secured party under the UCC, any other applicable Law or any Loan Document, in each case including all Attorney Costs (which shall be limited to the Attorney Costs of one primary outside counsel and one local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for the Administrative Agent and the Lenders and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected Persons). The foregoing costs and expenses shall include all reasonable, out-of-pocket search, filing, recording, audit and appraisal charges and fees and Taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender to the extent permitted to be retained by the Administrative Agent and reimbursed by the Loan Parties hereunder. All amounts due under this Section 12.04 shall be payable within five (5) Business Days after written demand therefor to the Company, accompanied by a reasonably detailed accounting and back-up thereof. The agreements in this Section 12.04 shall survive the termination of the Term Loan Commitments and the repayment of all Obligations. Notwithstanding the foregoing, nothing in this Section 12.04 shall obligate the Loan Parties to reimburse the Administrative Agent or any Lender for any costs or expenses arising out of disputes solely among the Administrative Agent and any Lender or solely among the Lenders. The Loan Parties’ obligation to pay or reimburse legal fees, costs and expenses hereunder shall be limited to Attorney Costs incurred by the Administrative Agent and, other than as expressly set forth above in clause (b) as relates to specific conflict counsel, shall not include any legal fees, costs or expenses incurred by any other actual or prospective Lender.

12.05     Indemnification. The Loan Parties shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, claims, damages and liabilities (whether direct or indirect but specifically excluding lost profits) to which any such Person may become subject arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, including, without limitation, any actions or inaction of such Indemnitees with respect to Collateral (whether before or after the occurrence of a Default or Event of Default), (b) the Term Loan Commitments, any Term Loan, or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, Litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, Litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, Judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable Judgment to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee, or (ii) a knowing breach, violation or default of the obligations of such Indemnitee under any Loan Document; provided, further, that the Loan Parties’ obligation to reimburse or cause to be reimbursed legal fees of any Indemnitee shall be limited to Attorney Costs of one primary outside counsel for all Indemnitees and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected Indemnitees. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through any website or other similar information transmission systems in connection with this Agreement. No Loan Party nor any Indemnitee nor any other Person shall have any liability for any indirect, consequential or punitive damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided, that, for purposes of clarity, nothing herein shall limit the Loan Parties’ indemnification and reimbursement obligations to the extent otherwise expressly set forth in this Agreement or the other Loan Documents. All amounts due under this Section 12.05 shall be payable within ten (10) Business Days after written demand therefor to the Company, accompanied by a reasonably detailed calculation thereof. The agreements in this Section 12.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all the Obligations. Notwithstanding the foregoing, nothing in this Section 12.05 shall obligate the Loan Parties to reimburse the Administrative Agent or any Lender for any costs or expenses arising out of disputes solely among the Administrative Agent and any Lender or solely among the Lenders. This Section 12.05 shall not apply with respect to Taxes (which are addressed in Section 3.01) other than any Taxes that represent losses, claims or damages, arising from any non-Tax claim.

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12.06     Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party or any Subsidiary of a Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

12.07     Successors and Assigns.

(a)      Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign all or any portion of its Term Loan Commitments, Term Loans, Term Loan Notes and other rights and obligations hereunder to any Eligible Lender; provided, that (i) the Administrative Agent shall have given its prior written consent to such assignment and, at any time no Material Event of Default exists, the Company shall have also given its prior written consent to such assignment, in any case, which consents will not be unreasonably withheld, conditioned or delayed; provided, further, that (A) in the case of the Company, the Company shall be deemed to have consented to an assignment unless it shall have objected in writing to the Administrative Agent within seven (7) days after having received notice thereof; and (B) neither the consent of the Administrative Agent nor the Company shall be required in connection with any assignment by a Lender of all or any portion of its Term Loan Commitments, Term Loans, Term Loan Notes or other rights or obligations hereunder to (x) an existing Lender or (y) an Affiliate or Fund Affiliate of such Lender, as long as, in any case, if such Lender or Affiliate is (or would, if it were a Lender, be) a Foreign Lender, such Person has complied with the requirements set forth in Section 12.15 (as though it were a Lender) prior to such assignment, (ii) each such assignment shall be in a minimum principal amount of $2,500,000 (or, if less, the then outstanding amount of such Lender’s Term Loans and/or Term Loan Commitment) or such lesser amount consented to by the Administrative Agent, and (iii) the parties to such assignment shall execute and deliver to the Administrative Agent, for recording in the Register (as hereinafter defined), an Assignment and Assumption. Upon each such recordation, the assigning Lender agrees to pay to the Administrative Agent a registration fee in the sum of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least 5 Business Days after the execution thereof, (1) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder, and (2) the assigning Lender shall, to the extent provided in such Assignment and Assumption and upon payment to the Administrative Agent of the registration fee referred to in this Section 12.07(a), be released from its obligations under this Agreement.

(b)     Certain Representations and Warranties Limitations; Covenants. By executing and delivering an Assignment and Assumption, the assignor and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i)        other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any Lien or mortgage,

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(ii)       the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Loan Parties or any other Person primarily or secondarily liable in respect of any of the Obligations of any of its obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(iii)      such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 5.05 and Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption;

(iv)     such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v)       such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(vi)      such assignee agrees that it will perform in accordance with this Agreement and the other Loan Documents all of the obligations that by the terms thereof are required to be performed by it as a Lender;

(vii)    such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; and

(viii)    such assignee acknowledges that it has complied with the provisions of Section 12.15 to the extent applicable.

(c)      Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and of the principal amounts of the Term Loan Commitments of, and Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(d)     New Term Loan Notes. Upon its receipt of an Assignment and Assumption executed by the parties to such assignment, the Administrative Agent shall (i) use commercially reasonable efforts to cause any Term Loan Note held by the applicable assignor to be delivered to the Company for cancellation, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company and the Lenders (other than the assigning Lender). Promptly after the effectiveness of any assignment by any Lender of all or any portion of such Lender’s Term Loan Commitment and/or Term Loans, the Company (at its expense) shall execute and deliver (x) to the assignee Lender, a Term Loan Note in the amount of the Term Loan Commitment and/or Term Loans assigned to such assignee Lender and (y) to the assignor Lender, a Term Loan Note in the amount, if any, of its remaining Term Loan Commitment and/or Term Loans.

(e)     Participations. Anything contained herein to the contrary notwithstanding, any Lender may, from time to time and at any time, sell participations in all or any portion of such Lender’s rights and obligations under this Agreement (including all of a portion of its Term Loan Commitments and the outstanding principal amount of Term Loans owing to it) to any financial institution that invests in loans and that is not a Competitor of the Company or FSEP; provided, that the terms of any such participation shall not entitle the participant to direct such Lender as to the manner in which it votes in connection with any amendment, supplement or other modification of this Agreement or any waiver or consent with respect to any departure from the terms hereof, in each case unless and to the extent that the subject matter thereof is one as to which the consent of all Lenders is required in order to approve the same. Any Lender that sells a participation hereunder shall, acting solely for this purpose as an agent of the Loan Parties, maintain a register on which it enters the name and address of each participant and the principal and corresponding interest amount of each participant’s interest in the Term Loans, Term Loan Commitments or other Obligations (the “Participant Register”); provided, that no Lender shall be required to disclose or share the information contained in such Participant Register with the Company or any other Person, except as required by law and to satisfy the requirements of Treasury Regulations Section 5f.103-1(c). The entries in the Participant Register shall be conclusive in the absence of manifest error.

(f)      Miscellaneous Assignment Provisions. Any assigning Lender shall retain its rights to be indemnified pursuant to Section 12.05 with respect to any claims or actions arising prior to the date of such assignment. Anything contained in this Section 12.07 to the contrary notwithstanding, any Lender may at any time pledge or assign a Lien in all or any portion of its interest and rights under this Agreement (including all or any portion of its Term Loan Notes) to secure obligations of such Lender, including, without limitation, to any of the twelve Federal Reserve Banks organized under § 4 of the Federal Reserve Act, 12 U.S.C. § 341. Any foreclosure or similar action by any Person in respect of such pledge or assignment shall be subject to the other provisions of this Section 12.07. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents, provide any voting rights hereunder to the pledgee thereof, or affect any rights or obligations of the Loan Parties or the Administrative Agent hereunder, including, without limitation, any of the provisions of Section 12.05 and Section 12.08 hereof. No assignee, participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 3.01 than such Lender would have been entitled to receive with respect to the rights transferred, except to the extent such entitlement to receive a greater payment arises pursuant to Section 3.04 in respect of a New Law that occurs after the assignee, participant or other transferee acquired the applicable interest.

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(g)     Assignment by the Loan Parties. No Loan Party shall assign or transfer any of its rights or obligations under this Agreement or any of the other Loan Documents without the prior written consent of the Administrative Agent and each of the Lenders.

12.08    Confidentiality. Each of the Administrative Agent and the Lenders agrees (i) to maintain the confidentiality of the Information (as defined below) and (ii) to use such Information exclusively for the purposes of administering and enforcing its rights under the Loan Documents (the “Acceptable Use”), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, owners, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information, its Acceptable Use and instructed to keep such Information confidential and to use it only for Acceptable Uses), (b) to the extent requested by any regulatory authority having authority over such Person (including any internal or external self-regulatory authority), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.08, to any assignee of or participant in, or prospective assignee of or participant in, any of its rights or obligations under this Agreement, to the extent such prospective assignee or participant would constitute an Eligible Lender hereunder, or to any existing or potential investor in a Lender or in its Affiliates to the extent any such existing or potential investor is not a Competitor of FSEP or the Company, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 12.08 or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Loan Party that did not result from the breach of a confidentiality provision with the Loan Parties. Notwithstanding the foregoing, nothing in this Section 12.08 shall be construed to permit the Administrative Agent or any Lender to use confidential information of an Obligor in violation of any confidentiality agreement contained in the Portfolio Investment Documents.

For purposes of this Section 12.08, “Information” means all information received from the Company relating to FSEP or the Loan Parties or their respective Affiliates or their respective business or the Portfolio Investments (including the Value thereof), other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by FSEP or a Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section 12.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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12.09     Set-off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by each Loan Party and its Subsidiaries to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of any Loan Party or any Subsidiary of a Loan Party against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

12.10     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the outstanding principal amount of the Term Loans or, if it exceeds such outstanding principal amount, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.11     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.12     Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any Conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a Conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

12.13     Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time any Term Loan is made, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder (other than contingent and un-asserted claims for indemnification or expense reimbursement) shall remain unpaid or unsatisfied.

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12.14     Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.15     Tax Forms.

(a)      Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to each of the Company and the Administrative Agent, on the Closing Date (or upon accepting an assignment of an interest herein after the Closing Date) and at such other time or times as the Company or the Administrative Agent may reasonably request, two duly signed completed copies of either (i) IRS Form W-8BEN, W-8BEN-E, W-8IMY or applicable successor form relating to such Foreign Lender (including any other document or information required by applicable Law or form instructions to be provided in connection with such form) accurately setting forth its status for U.S. federal Tax withholding purposes and entitling it to an exemption from U.S. federal withholding Tax on all payments to be made to such Foreign Lender by the Loan Parties pursuant to this Agreement) or (ii) IRS Form W-8ECI or any successor thereto relating to such Foreign Lender and all payments to be made to such Foreign Lender by the Loan Parties pursuant to this Agreement and accurately setting forth the status of such Foreign Lender for U.S. federal Tax withholding purposes and entitling it to an exemption from U.S. federal withholding Tax on all payments to be made to such Foreign Lender by the Loan Parties pursuant to this Agreement), or (iii) in the case of a Foreign Lender claiming exemption from U.S. withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” an IRS Form W- 8BEN or W-8BEN-E or W-8IMY or applicable successor form (including any other document or information required by applicable Law or form instructions to be provided in connection with such form) accurately setting forth its status for U.S. federal Tax withholding purposes and entitling it to an exemption from U.S. federal withholding Tax on all payments of interest to be made to such Foreign Lender by the Loan Parties pursuant to this Agreement (and, if such Foreign Lender delivers an IRS Form W-8BEN or W-8BEN-E, a certificate representing that such Foreign Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code) (a “Tax Compliance Certificate”).

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(b)     Each of the Administrative Agent and each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company (and, in the case of any such Lender, to the Administrative Agent), on the Closing Date (or upon accepting an assignment of an interest herein after the Closing Date) and at such other time or times as the Company or the Administrative Agent may reasonably request, two duly signed completed copies of IRS Form W-9 or applicable successor form accurately setting forth its status for U.S. federal Tax withholding purposes and entitling it to an exemption from U.S. federal withholding Tax on all payments to be made to it by the Loan Parties pursuant to this Agreement.

(c)      If and to the extent that a Foreign Lender is not or ceases to be the beneficial owner of any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), such Foreign Lender shall deliver to the Company and the Administrative Agent on the Closing Date or on such other date on which such Foreign Lender ceases to be the beneficial owner of such portion of sums paid or payable to such Foreign Lender under any of the Loan Documents and at such other times as the Company or the Administrative Agent may reasonably request (A) two duly signed completed copies of IRS Form W-8BEN, W-8BEN-E or W-8ECI or applicable successor form (including any other document or information required by applicable Law or form instructions to be provided in connection with such form) and, if applicable, a Tax Compliance Certificate accurately setting forth the beneficial owner’s status for U.S. federal Tax withholding purposes and such beneficial owner’s entitlement to an exemption from U.S. federal withholding Tax on all payments to be made to such Foreign Lender by the Loan Parties pursuant to this Agreement, and (B) two duly signed completed copies of IRS Form W-8IMY or applicable successor thereto (including any other document or information required by applicable Law or form instructions to be provided in connection with such form).

(d)      [Intentionally Reserved.]

(e)      [Intentionally Reserved.]

(f)      If a payment to be made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their respective obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA, and to determine the amount of Tax (if any) to deduct and withhold from such payment. Solely for purposes of this Section 12.15(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement

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(g)     If any IRS form delivered to the Company or the Administrative Agent pursuant to this Section 12.15 (or any information or documentation provided in connection with any such IRS form) expires or becomes obsolete or ceases to be valid or accurate, or if any other IRS form or other document becomes required to permit the Company and the Administrative Agent to determine their respective U.S. federal Tax withholding obligations with respect to any payment to be made pursuant to the Loan Documents to or for the benefit of the Person to which that form, information or documentation relates, that Person shall deliver promptly to the Company and the Administrative Agent a replacement IRS form (or applicable successor form) and any additional IRS form (in each case together with any information or documentation required by applicable Law or form instructions to be provided in connection with such IRS form) accurately setting forth its status for U.S. federal Tax withholding purposes.

(h)     If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any Tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor and for all penalties and interest and costs and expenses (including Attorney Costs) of the Administrative Agent relating thereto. The obligation of the Lenders under this Section 12.15 shall survive the termination of the Term Loan Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

12.16     Governing Law; Consent to Jurisdiction.

(a)      THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

(b)      THE PARTIES HERETO HEREBY CONSENT, UNCONDITIONALLY AND IRREVOCABLY, TO THE NONEXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS OF THE STATE OF NEW YORK AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY PROCEEDING RELATING TO ANY MATTER, CLAIM OR DISPUTE ARISING UNDER THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE OTHER THAN PURSUIT OF A JUDGMENT ON A NOTE WHERE SUIT IS ALSO BROUGHT IN THE STATE WHERE ANY COLLATERAL IS LOCATED TO TAKE JURISDICTION OF SUCH COLLATERAL. EACH LOAN PARTY FURTHER CONSENTS, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF EACH STATE WHERE ANY COLLATERAL IS LOCATED IN RESPECT OF ANY PROCEEDING RELATING TO ANY MATTER, CLAIM OR DISPUTE ARISING WITH RESPECT TO SUCH COLLATERAL INCLUDING BUT NOT LIMITED TO FORECLOSURES, AND EACH SUCH PERSON AGREES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST EACH SUCH PERSON OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE ADMINISTRATIVE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS OR TO OTHERWISE ENFORCE ITS RIGHTS AGAINST SUCH PERSON’S PROPERTY. EACH LOAN PARTY FURTHER IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS TO THE SERVICE OF PROCESS, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, AT THE ADDRESSES SET FORTH HEREIN IN CONNECTION WITH ANY OF THE AFORESAID PROCEEDINGS IN ACCORDANCE WITH THE RULES APPLICABLE TO SUCH PROCEEDINGS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW HAVE OR HAVE IN THE FUTURE TO THE LAYING OF VENUE IN RESPECT OF ANY OF THE AFORESAID PROCEEDINGS BROUGHT IN THE COURTS REFERRED TO ABOVE AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT AND THE LENDERS TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH LOAN PARTY IN ANY JURISDICTION. To the extent that any Loan Party OR THE INVESTMENT MANAGER has or may hereafter acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to Judgment, attachment in aid of execution, execution or otherwise) with respect to such Person or such Person’s property, such Person hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

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12.17     Waiver of Right to Trial by Jury and Other Rights. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO TRIAL BY JURY AND ANY RIGHT OR CLAIM TO ANY CONSEQUENTIAL DAMAGES, EXEMPLARY DAMAGES, EXPECTANCY DAMAGES, SPECIAL DAMAGES AND GENERAL DAMAGES IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY OR ANY EXERCISE BY ANY PARTY OF ITS RESPECTIVE RIGHTS HEREUNDER OR IN ANY WAY RELATING TO ANY TERM LOAN, ANY NOTE OR ANY PROPERTY (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREUNDER.

12.18     Time of the Essence. For all payments to be made and all obligations to be performed under the Loan Documents, time is of the essence.

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12.19     Limitation of Liability. The Administrative Agent and each Lender hereby acknowledge and agree that no administrator of a Loan Party or FSEP nor any incorporator, officer, manager, member, partner, shareholder, employee or director of a Loan Party or FSEP or of any such administrator (each such Person, a “Non-Recourse Party”), shall be liable to the Administrative Agent or any Lender with respect to any liabilities, obligations, losses, damages, penalties, claims, demands, actions, Judgments, suits, costs, expenses and/or disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Non-Recourse Party by the Administrative Agent or any Lender in any way relating to or arising out of or in connection with this Agreement or any other Loan Document or the Obligations of the Loan Parties hereunder or thereunder. The provisions of this Section 12.19 shall survive the termination of this Agreement. For purposes of clarity, the provisions of this Section 12.19 shall not in any manner be interpreted (i) to limit the liability of any Person, including the Company, the other Loan Parties or FSEP, under or in respect of the Obligations, this Agreement and the other Loan Documents, other than solely those Persons who are Non-Recourse Parties whose liability shall be limited only in accordance with the express provisions hereof or (ii) to impose any liability on any Person under or in connection with the Loan Documents that is not otherwise imposed on or assumed by such Person under the Loan Documents.

12.20     ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT BETWEEN THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS BETWEEN ANY PARTIES HERETO. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THERE ARE NO ORAL AGREEMENTS BETWEEN THE LOAN PARTIES AND ANY OTHER PARTY HERETO. EACH OF THE PARTIES HERETO UNDERSTANDS AND AGREES THAT ORAL AGREEMENTS AND ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE ENTIRE UNDERSTANDING OF THE ADMINISTRATIVE AGENT, THE LENDERS AND THE LOAN PARTIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FOXFIELDS FUNDING LLC, as the Company

By:	/s/ Stephen S. Sypherd
Name:	Stephen S. Sypherd
Title:	Vice President, Treasurer and Secretary

FORTRESS CREDIT CO LLC,
as the Administrative Agent and a Lender

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President